SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials

WATSON WYATT WORLDWIDE, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Watson Wyatt Worldwide, Inc.

901 N. Glebe Road
Arlington, Virginia 22203
Telephone: 703-258-8000
Fax: 703-258-7495

October 17, 2006

Dear Fellow Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders that will be held this year at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 22203, Friday, November 17, 2006, at 9:00 a.m. EST. On the following pages you will find the notice of the 2006 Annual Meeting of Stockholders and the accompanying proxy statement.

     Your vote is important. We encourage you to vote your proxy either on the internet, by telephone, or by mailing in your enclosed proxy card so that your shares will be represented and voted at the meeting even if you cannot attend. Accordingly, please return your proxy as soon as possible.

Sincerely,

John J. Haley
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, November 17, 2006

The Annual Meeting of Stockholders of Watson Wyatt Worldwide, Inc. (the “Company” or “Watson Wyatt”), a Delaware corporation, will be held on Friday, November 17, 2006 at 9:00 a.m. (EST), at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 22203 for the following purposes:

I.	Approve amendments to the Amended and Restated Certificate of Incorporation of the Company to eliminate the classification of the Board of Directors; (Proposal No. 1)

II.	Elect ten Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified; (Proposal No. 2)

III.	Solely in the event that the stockholders do not approve Proposal No. 1 (elimination of the classification of the Board of Directors), elect two Class I members of the Board of Directors of the Company to serve for a one-year term, expiring at the 2007 Annual Meeting of Stockholders; and elect three Class III members of the Board of Directors of the Company to serve for a three-year term, expiring at the 2009 Annual Meeting of Stockholders, all to serve until the election and qualification of their successors; (Proposal No. 3)

IV.	Approve amendments to the Amended and Restated Certificate of Incorporation of the Company to eliminate the Class B Common Stock; (Proposal No. 4)

V.	Approve a proposal to increase the number of shares which may be issued under the 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan”); (Proposal No. 5) and

VI.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on October 2, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WE STRONGLY URGE YOU TO REVIEW THE PROXY STATEMENT AND TO COMPLETE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE (IF YOU HAVE RECEIVED YOUR PROXY MATERIALS BY MAIL), OR VOTE YOUR PROXY VIA TELEPHONE OR INTERNET AS SOON AS POSSIBLE.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 17, 2006

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, NOVEMBER 17, 2006

This Proxy Statement, notice of the 2006 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions are being furnished to you as a stockholder of Watson Wyatt Worldwide, Inc. (the “Company” or “Watson Wyatt”), a Delaware corporation, on or about October 17, 2006, in connection with the Annual Meeting of Stockholders of the Company to be held on Friday, November 17, 2006, at the time and place and for the purposes set forth in the notice of the Annual Meeting.

The Company’s Board of Directors is making this proxy solicitation. All shares of the Company’s Class A Common Stock, $.01 per share (“common stock”), that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, ADP Investor Communication Services, prior to the Annual Meeting, will be voted. The deadline for receiving proxy voting instructions by telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. (EST) on Thursday, November 16, 2006.

Voting Securities and Principal Holders

Stockholders of record at the close of business on October 2, 2006, are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any adjournments thereof. On October 2, 2006, there were 42,285,789 shares of common stock outstanding and entitled to vote at the Annual Meeting. The common stock is the Company’s only class of outstanding voting securities and entitles the holder thereof to one vote on all matters properly presented, and for each Director nominated to be elected at the Annual Meeting.

If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their proxy materials by mail), or voted via telephone or internet, and not revoked, it will be voted. Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

  vote in favor of Proposal No. 1, to approve amendments to the Amended and Restated Certificate of Incorporation of the Company to eliminate the classification of the Board of Directors;
  vote in favor of Proposal No. 2, to elect ten Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified;
  vote in favor of Proposal No. 3, solely in the event that the stockholders do not approve Proposal No. 1, to elect two Class I members of the Board of Directors of the Company to serve for a one-year term, expiring at the 2007 Annual Meeting of Stockholders and to elect three Class III members of the Board of Directors of the Company to serve for a three-year term, expiring at the 2009 Annual Meeting of Stockholders, all to serve until their successors are elected and qualified;
  vote in favor of Proposal No. 4, to approve amendments to the Amended and Restated Certificate of Incorporation of the Company to eliminate the Class B Common Stock, of which no shares are outstanding;
  vote in favor of Proposal No. 5, to increase the number of shares which may be issued under the 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan”); and
  vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. If you are a stockholder of record, and you attend the Annual Meeting and vote in person, your vote will supersede any proxy that you previously executed.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on October 2, 2006 will constitute a quorum.

Voting Requirements to Approve Proposals and Election of Directors

The affirmative vote of the holders of at least 67% of the outstanding shares of common stock of the Company entitled to vote will be required to approve the proposed amendment to the Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors (Proposal No. 1).

A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of Directors until the next annual meeting (Proposal No. 2) and for the alternative proposal to elect the Class I and Class III Directors (Proposal No. 3). Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes (defined below), if any, will not be counted towards such nominee’s achievement of a plurality.

The affirmative vote of holders of the majority of the outstanding shares is required to approve Proposal No. 4, amendment to the Amended and Restated Certificate of Incorporation to eliminate the Class B Common Stock, and the affirmative vote of a majority of votes cast is required to approve Proposal No. 5, the proposal to increase the number of shares which may be issued under the 2001 Deferred Stock Unit Plan for Selected Employees, provided further that stockholders holding a majority of the shares outstanding on the record date actually cast votes on Proposal No. 5. Abstentions are considered votes cast, but broker non-votes are not considered votes cast for these proposals.

Abstentions and Broker Non-Votes

If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered to have been cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares conferring authority to vote only on certain matters (“broker non-votes”) are not considered to have been cast at the Annual Meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically abstains from voting on a matter or when broker non-vote shares are represented at the Annual Meeting. In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of director elections. With respect to Proposals Nos. 1 and 4, abstentions and broker non-votes will have the same effect as negative votes and with respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary of the Company, 901 N. Glebe Road, Arlington, Virginia 22203.

Proposal No. 1: Approval Of Amendments To The Amended And Restated Certificate Of Incorporation Of The Company To Eliminate The Classification Of The Board Of Directors

Under the Company’s Amended and Restated Certificate of Incorporation, Directors are separated into three classes, serving staggered terms. Each year, the stockholders are asked to elect the Directors comprising one of the classes for a three-year term. Currently, the term for four Directors is set to expire in 2006 at this year’s Annual Meeting. The term of three other Directors is set to expire in 2007 and the term of the other four Directors is set to expire in 2008. Because of the classified Board structure, stockholders have the opportunity to elect one class of the Directors (or approximately one-third of the Directors) each year.

The Board of Directors has adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation (the “Declassification Amendments”) to eliminate the classified Board structure, to permit removal of Directors by stockholders with or without cause in accordance with Delaware law and to make technical, conforming changes. The Board has declared the Declassification Amendments advisable, and unanimously resolved to submit the Declassification Amendments to the Company’s stockholders for consideration. The text of the Declassification Amendments is set forth at Appendix A.

If the stockholders approve this proposal, the terms of all Directors will expire at the annual meeting of stockholders each year and their successors will be elected for one-year terms that will expire at the next annual meeting. The text of the revisions to the Declassification Amendments will be filed with the Secretary of State of the State of Delaware if Proposal No. 1 is approved.

Background on Classified Boards

The Board of Directors believes that stockholders should have the opportunity to vote on all Directors each year and that elimination of the classified board structure will be an effective way to maintain and enhance the accountability of the Board of Directors. In making this determination, the Board of Directors has considered that removing the classified Board of Directors will have the effect of reducing the time required for a majority stockholder or group of stockholders to replace a majority of the Board of Directors in any single year. Proponents of classified boards believe that they provide continuity and stability to the board, facilitate a long-term outlook by the board and enhance the independence of non-employee directors. On the other hand, there is the view that classified boards reduce accountability of directors because they limit the ability of shareholders to evaluate and elect all directors on an annual basis. Classified boards make it more likely that any attempt to acquire control of a company takes place through orderly negotiations with the board of directors because they make it more difficult for shareholders to change the majority of the directors as only approximately one-third of the directors will stand for election in any given year. As a result, if this proposal is adopted, the possibility of a less orderly and negotiated change of control of the Company could increase and any anti-takeover protection afforded by a classified board will be eliminated.

With a classified board of directors, a majority of the board of directors may be replaced only after two years. In addition, under Delaware law, directors of a classified board of directors may be removed by the stockholders only for cause. This limitation on removal of Directors only for cause would no longer apply if Proposal No. 1 is approved.

Effect of Voting Outcomes

If the stockholders approve the Declassification Amendments, then each of the Company’s Directors not otherwise up for re-election at the Annual Meeting has agreed to shorten his or her existing term so that it concludes at the time of effectiveness of the Declassification Amendments. In that regard, the stockholders will be asked to vote for the election of all ten Directors at the Annual Meeting, each for a one-year term that will expire at next year’s annual meeting and until his or her successor shall have been elected and qualified, pursuant to Proposal No. 2, below.

If the stockholders do not approve the Declassification Amendments, the Board of Directors will remain classified, and the stockholders will be asked, pursuant to Proposal No. 3 below, to vote for the election of two Directors to serve for a one-year term expiring at the 2007 Annual Meeting of Stockholders, and for the election of three Directors to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and, in each case, until his or her successor shall have been elected and qualified.

Approval of the amendments to the Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors requires the affirmative vote of at least 67% of the shares of common stock issued and outstanding as of the record date, or approximately 28,331,479 shares.

If the stockholders approve this proposal, the Declassification Amendments will become effective upon the filing of the Declassification Amendments with the Secretary of the State of Delaware. The Company plans to file the Declassification Amendments promptly after the requisite vote is obtained.

The Board already has approved amendments to the Amended and Restated By-laws of the Company that, upon stockholder approval of the Declassification Amendments, would make the Amended and Restated By-laws consistent with the Declassification Amendments. These Amended and Restated By-law amendments are contingent upon the approval by the stockholders of the Declassification Amendments and do not require separate approval by the stockholders. All of the amendments to the Amended and Restated By-laws will become effective concurrently with the effectiveness of the Declassification Amendments.

The affirmative vote of the holders of at least 67% of the outstanding shares of common stock of the Company entitled to vote will be required to approve Proposal No. 1.

The Board of Directors recommends that stockholders vote “FOR” Proposal No. 1, the Amendments to the Amended and Restated Certificate of Incorporation of the Company to Eliminate the Classification of the Board of Directors.

Proposal No. 2: Election Of Directors

The second proposal to be voted on at the Annual Meeting is the election of the following ten Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at ten, effective as of the Annual Meeting.

If the stockholders approve Proposal No. 1, to eliminate the classification of the Board of Directors at the Annual Meeting, then upon effectiveness of the Declassification Amendments, the Board of Directors will no longer be classified. In that event, all ten of the Company’s Directors will stand for election to serve a one-year term expiring at the 2007 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified, pursuant to this Proposal No. 2. This Proposal No. 2 will have no effect if the proposed Declassification Amendments are not approved by the stockholders at the Annual Meeting pursuant to Proposal No. 1.

If the stockholders do not approve Proposal No. 1, the Declassification Amendments will not become effective and the Board of Directors will remain classified as described above. In that event, pursuant to Proposal No. 3, two Directors will stand for election to serve for a one-year term expiring at the 2007 Annual Meeting of Stockholders, and three Directors will stand for election to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and, in each case, until his or her successor shall have been elected and qualified. All other Directors will continue in office for the remainder of their full terms, subject to their earlier resignation, removal or death.

A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for Proposal No. 2.

The Board of Directors recommends that stockholders vote ‘FOR’ Proposal No. 2, the Election of Directors for each of the following nominees:

Director Information

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held.

John J. Gabarro (age 67) has served as a Director since 1999 and was previously a director of Watson Wyatt & Company from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the Baker Foundation Professor at the Harvard Business School, where he has taught in Harvard’s MBA, Executive and Doctoral Programs. He has also served as faculty chair of Harvard’s International Senior Management Program and twice as head of its Organizational Behavior group and most recently as faculty chair of Harvard’s Advanced Management Program. Mr. Gabarro is a Trustee of Worcester Polytechnic Institute from which he received a B.S. in mechanical engineering. Mr. Gabarro completed his MBA, doctorate and post doctoral work at Harvard before joining its faculty.

John J. Haley (age 56) has served as President and Chief Executive Officer since January 1, 1999, Chairman of the Board since 2002 and as a Director since 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

R. Michael McCullough (age 67) has served as a Director since 1996. Mr. McCullough retired in 1996 as Chairman of the management consulting firm Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a partner in the firm in 1971, became Managing Partner of the firm’s Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the board of First Potomac Realty Trust, an industrial and office-industrial real estate investment trust. Mr. McCullough has a B.S. in Electrical Engineering from the University of Detroit.

Brendan R. O'Neill (age 57) has served as a Director since July 2006. Dr. O'Neill was Chief Executive Officer and director of Imperial Chemical Industries PLC ("ICI"), a manufacturer of specialty products and paints, until April 2003. Dr. O'Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O'Neill's career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O'Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O'Neill is also a director of Rank Group Plc., Tyco International Ltd., Aegis Group PLC and Endurance Specialty Holdings Ltd.

Linda D. Rabbitt (age 58) has served as a Director since 2002 and is the founder and CEO of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt is a director of Brookfield Properties. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., as a director of Leadership Washington, and is a trustee of the Federal City Council and of George Washington University. Ms. Rabbitt has a B.A. from the University of Michigan, Ann Arbor, and an M.A. from George Washington University.

Chandrasekhar Ramamurthy (age 50), known as Babloo Ramamurthy, has served as Vice President, Regional Manager (Europe) and served as a Director since the Company’s acquisition of Watson Wyatt LLP in July 2005. He joined The Wyatt Company in 1977. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a partner of Watson Wyatt LLP. Mr. Ramamurthy has been based primarily in London, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of US multinational companies. Since returning to Europe, Mr. Ramamurthy has been the account manager for a number of the firm’s major clients in the UK, advising on a broad range of human capital and employee benefits issues both in the UK and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed Managing Partner of Watson Wyatt LLP in 2004, and has also served on Watson Wyatt LLP’s Partnership Board. Mr. Ramamurthy holds an honours degree in Mathematics from King’s College, London.

Gilbert T. Ray (age 62) has served as a Director since 2000. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of Automobile Club of Southern California, a provider of emergency road and travel services and insurance; two variable annuity funds managed by SunAmerica Asset management; Sierra Monolithics Inc., a semi-conductor chip company; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and IHOP Corp., a restaurant management and franchise company. Mr. Ray is also a trustee of both The John Randolph Haynes and Dora Haynes Foundation and the St. John’s Health Center Foundation.

Roger C. Urwin (age 53) has served as a Director since February 2006, and has served as Vice President and Global Practice Director, Investment Consulting since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Urwin joined Watson Wyatt LLP as a member in 1989 to head up the Investment Consulting practice. Prior to joining Watson Wyatt LLP, Mr. Urwin worked as an investment consultant for Bacon and Woodrow and headed William Mercer’s investment practice before joining Gartmore Investment Management in 1987, where he was responsible for business development and quantitative investment. Mr. Urwin has wide experience in investment matters having been both on the investment management and consulting side. Mr. Urwin has responsibility for a number of Watson Wyatt’s major investment clients both in the UK and internationally, advising them on all investment issues. Mr. Urwin was Global Head of Investment Consulting for Watson Wyatt LLP from 1995 to 2005. Mr. Urwin is the author of a number of papers on asset allocation policy and manager selection. He is on the board of INQUIRE (the Institute for Quantitative Investment Research) and the Editorial Board of MSCI (Morgan Stanley Capital International). Mr. Urwin has an M.A. in Mathematics and an M.Sc in applied Statistics, both from Oxford University.

Gene H. Wickes (age 54) has served as a Director from 2002, as a Vice President since 2002, and has been the Global Director of the Benefits Practice since 2005. Prior to this, Mr. Wickes was the Global Retirement Practice Director, and he was the U.S. West Division’s Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. He assists clients with their retirement and executive benefit issues. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, a human resources consulting firm, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics, all from Brigham Young University.

John C. Wright (age 58) has served as a Director since 2002 and is a retired partner of the accounting firm Ernst & Young. He was with Ernst & Young for almost thirty years until his retirement in 2000. Mr. Wright has extensive expertise with complex financial accounting and reporting matters, including many years of experience working on matters before the Securities and Exchange Commission. During the last ten years of Mr. Wright’s career at Ernst & Young, he spent much of his time on international matters. After Ernst & Young, he served briefly as the Chief Financial Officer of Teligent, a telecommunications company, and was the Executive Vice President and Chief Financial Officer of QuadraMed Corporation, a provider of healthcare information technology solutions until 2005. Mr. Wright has a B.S. in accounting from the University of North Carolina.

If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

Proposal No. 3: Election Of Directors (In The Alternative To Proposal No. 2)

Stockholders will be asked to vote on this Proposal No. 3 solely in the event that, at the Annual Meeting, the stockholders do not approve the Declassification Amendments. If the stockholders approve Proposal No. 1, upon effectiveness of the Declassification Amendments, the Board of Directors will no longer be classified. In that event, this Proposal No. 3 will have no effect, and all ten of the Company’s Directors will stand for election, to serve a one-year term expiring at the 2007 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified, pursuant to Proposal No. 2.

If the stockholders do not approve Proposal No. 1, the Declassification Amendments will not become effective and the Board of Directors will remain classified. As of the date of this Proxy Statement, the Board of Directors is classified as follows:

Class I	Class II	Class III
Terms Expire in 2007	Terms Expire in 2008	Terms Expire in 2006
John J. Gabarro	John J. Haley	Chandrasekhar Ramamurthy
R. Michael McCullough	Linda D. Rabbitt	Gilbert T. Ray
Roger C. Urwin	John C. Wright	John Shoven
Gene H. Wickes

Pursuant to the Board's authority in the Company's Amended and Restated Certificate of Incorporation and in light of Mr. Shoven's decision not to stand for re-election, the Board has redesignated the classes of some of the directors, such redesignation to be effective if Proposal No. 1 is not approved. In each instance, the directors have agreed as applicable to the class reassignments and, if Proposal No. 1 is not approved, will stand for election as described herein. Accordingly, if the stockholders do not approve Proposal No. 1, the classes of directors will be as set forth below. Messrs. Ramamurthy and Wickes will stand for terms expiring at the 2007 Annual Meeting; and Messrs. Haley, McCullough and Ray will stand for election for terms expiring at the 2009 Annual Meeting. See above for information regarding such Director nominees, including age, listing of present and previous employment positions, the year in which they first became a Director of the Company, and other directorships held.

If the stockholders approve this proposal, and Proposal No.1 is not approve by stockholders, the Board of Directors will be classified as follows:

Class I	Class II	Class III
Terms Expire in 2007	Terms Expire in 2008	Terms Expire in 2009
John J. Gabarro	Brendan R. O'Neill	John J. Haley*
Chandrasekhar Ramamurthy*	Linda D. Rabbitt	R. Michael McCullough*
Roger C. Urwin	John C. Wright	Gilbert T. Ray*
Gene H. Wickes*
____________________

*Directors standing for election for the terms indicated.

A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the Proposal No. 3.

The Board of Directors Recommends that the stockholders vote ‘FOR’ Proposal No. 3, the election of two Class I members of the Board of Directors of the Company to serve for a one-year term, expiring at the 2007 Annual Meeting of Stockholders (Messrs. Ramamurthy and Wickes); and the election of three Class III members of the Board of Directors of the Company to serve for a three-year term, expiring at the 2009 Annual Meeting of Stockholders (Messrs. Haley, McCullough and Ray), all to serve until the election and qualification of their successors.

Proposal No. 4: Approval Of Amendments To The Amended And Restated Certificate Of Incorporation Of The Company To Eliminate The Class B Common Stock

Article 4 of the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 15,000,000 shares of Class B-1 Common Stock, par value $.01 per share, and 15,000,000 shares of Class B-2 Common Stock, par value $.01 per share (collectively, the "Class B Common Stock"). Currently there are no shares of Class B Common Stock outstanding. In October 2001, all the Class B-1 shares automatically converted to Class A shares, and in October 2002, all the Class B-2 shares automatically converted to Class A shares. The Company does not intend to issue any shares of Class B Common Stock. On September 29, 2006, the Board of Directors determined that it is in the best interests of the Company and the Company's stockholders that the Amended and Restated Certificate of Incorporation be restated to eliminate the Class B Common Stock. As a result, the Board adopted proposed amendments to Article 4 of the Amended and Restated Certificate of Incorporation, declared such amendments advisable and unanimously resolved to submit such amendments to the Company’s stockholders for consideration. The text of the proposed amendments is set forth at Appendix A.

The affirmative vote of holders of the majority of the outstanding shares is required to approve Proposal No. 4.

The Board of Directors recommends that stockholders vote “FOR” Proposal No. 4, the Amendments to the Amended and Restated Certificate of Incorporation to Eliminate the Class B Common Stock.

Proposal No. 5: Approval Of The Proposal To Increase The Number Of Shares Which May Be Issued Under The 2001 Deferred Stock Unit Plan For Selected Employees

To date, shares distributed under the 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan”) have been issued shares held in or acquired for the Company’s treasury, or shares reacquired by the Company upon purchase in the open market. The maximum number of shares that may be issued under the current DSU Plan is 1,500,000, subject to adjustments for stock splits, stock dividends and similar transactions. As of October 2, 2006, 430,091 of the 1,500,000 shares originally authorized remain available for issuance under the DSU Plan. The DSU Plan may be amended from time to time by the Board of Directors, and any such amendment is subject to stockholder approval to the extent required by the terms of the DSU Plan and under NYSE rules. Currently, NYSE rules require that material revisions to equity compensation plan provisions (such as amendments to materially increase the number of shares available, expand the types of awards or the class of participants, extend the term of the DSU Plan, change the method of determining option exercise prices or permit repricing of options) be approved by stockholders. Consistent with the NYSE rules, the Company is submitting for stockholder approval a proposal that would increase the number of shares that may be issued under the DSU Plan by 1,200,000, for a total of 2,700,000.

In August 2001, the Board of Directors approved, and in November 2001, the stockholders of the Company approved the DSU Plan. On September 19, 2006, the Board of Directors approved the authorization and reserved for issuance under this plan an additional 1,200,000 shares, subject to stockholder approval.

The DSU Plan is intended to provide senior employees of the Company with additional incentives by permitting the Company to grant them a proprietary interest in the Company in the form of deferred stock units, in lieu of a portion of their discretionary bonus. Each stock unit represents the Company’s obligation to issue one share of common stock. The DSU Plan is administered by the Compensation Committee of the Board of Directors.

Eligibility

The Compensation Committee may select those employees who are eligible to participate in the DSU Plan. The DSU Plan was created for those senior employees who are eligible to receive discretionary bonuses. Approximately 496 employees currently are eligible to participate in the DSU Plan.

Awards Under the DSU Plan

Each participating employee will have an account established in his or her name, and the Compensation Committee determines the portion of the participant’s bonus that will be awarded in stock units in lieu of cash (the “Unit Portion of the Bonus”). Each stock unit is allocated and paid by crediting stock units to the employee’s account. The number of stock units is determined by dividing the Unit Portion of the Bonus by the current market value per share of common stock on the date the stock units are credited to the employee’s account. The current market value generally is the closing sales price as reported on the NYSE or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which sales were reported.

If and when the Company pays cash dividends, a participating employee’s account will be credited with the number of additional stock units determined by multiplying the per share amount of the cash dividend by the number of units in the account on the record date for the cash dividend and dividing that result by the current market value per share of common stock on the record date. If a participating employee’s account has been reduced to zero between the record and payment dates, the dividend amount will be payable in cash and will be determined by multiplying the per share amount of the cash dividend by the portion of the account that is payable on the record date for the dividend.

Vesting of Stock Units

The Compensation Committee may provide a vesting schedule for the stock units at the time the stock units are granted or under an agreement between the Company and the employee. Unless deferred as described below, on the date stock units vest, one share of common stock will be delivered for each stock unit, rounding any fractional stock unit up to the nearest whole share. If settlement of stock units in shares of common stock is prohibited or impractical under the laws of the applicable jurisdiction, the Company may pay cash in an amount equal to the current market value of shares of common stock that would have been delivered, valued as of the vesting date. If the participant’s employment is terminated before his or her stock units have vested, all the unvested stock units will be forfeited and no shares will be issued in settlement.

If permitted by the Compensation Committee, the settlement of any stock units may be deferred at the option of the employee by providing an election to the committee by such date as the Committee may establish. This election is irrevocable except in the event of an adverse tax determination (as defined in the DSU Plan).

Shares Subject to the DSU Plan

The maximum number of shares of common stock that may be issued under the DSU Plan is currently 1,500,000, subject to adjustment in the Compensation Committee's discretion for stock splits, dividends and similar transactions as well as changes in capitalization of the Company. Shares of common stock issued under the DSU Plan may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company's treasury, or shares reacquired by the Company upon purchase in the open market. If the proposal to authorize an additional 1,200,000 shares is adopted by the Company’s stockholders at the Annual Meeting, the maximum number of shares of common stock that may be issued under the DSU Plan would be increased to 2,700,000, subject to adjustment in the Compensation Committee's discretion for stock splits, dividends and similar transactions as well as changes in capitalization of the Company.

Amendment and Termination

The DSU Plan may be amended or terminated by the Board of Directors, or if permitted pursuant to Rule 16b-3 under the Exchange Act, provided that no amendment or termination may be made that would adversely affect the right of a participant to the balance in his or her account at the time of the amendment or termination and no amendment may materially increase the number of shares that may be issued under the DSU Plan without the approval of the Company's stockholders.

Change in Control

In the event of a change in control of the Company, the Compensation Committee may accelerate the vesting of stock units, provide for the payment of stock or cash under the DSU Plan, or make adjustments or modifications to any award of stock units, employee’s account or election with respect to the employee's account, or any other rights of an employee under the DSU Plan, as the committee deems appropriate to maintain and protect the rights and interests of the employee.

Federal Income Tax Consequences

The following general summary describes the typical U.S. federal income tax consequences of stock units granted under the DSU Plan based upon provisions of the Internal Revenue Code (the “Code”) as in effect on the date hereof, current regulations promulgated and proposed thereunder, and existing public and private administrative rulings of the Code, all of which are subject to change (possibly with retroactive effect). This discussion is not intended to be a complete analysis and discussion of the federal income tax treatment of the DSU Plan, and does not discuss estate or gift taxes or the income tax laws of any municipality, state, or foreign country.

An employee who receives a stock unit will not recognize any taxable income at the time the stock unit is granted. Regardless of whether the employee makes a deferral election, the employee will recognize ordinary income at the time shares are actually distributed to him or her under the DSU Plan. The amount of ordinary income recognized by the employee will be the current market value of the shares, valued at the time shares are transferred to the employee. The ordinary income recognized by an employee with respect to a stock unit will be subject to both wage withholding and other employment taxes, which at the option of the Company, may be satisfied by withholding shares of common stock issuable to the employee or by permitting the employee to tender other shares of common stock, valued at their current market value as of the date that the tax withholding obligation arises.

An employee will recognize capital gain or loss on a sale or exchange of the shares of common stock received under the DSU Plan. The gain or loss will equal the difference between the proceeds of the sale and the amount that was taxable to the employee as ordinary income, as described above. The gain or loss will be long-term capital gain or loss if an employee held the shares for more than one year after the shares were transferred to the employee.

In the year in which the employee is taxed, the Company will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee with respect to the shares or cash paid to the employee, subject to the limitations of Sections 162(m) and 280G of the Code. Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1,000,000 per named executive officer per taxable year (including any deduction with respect to the receipt of a stock unit). However, the limitation under section 162(m) will not be applicable to compensation received under the DSU Plan to the extent that the payout of stock units is deferred pursuant to the Company's Senior Officer's Deferred Compensation Plan. Section 280G of the Code denies an income tax deduction to the employer and Section 4999 of the Code imposes a 20% excise tax on the employee for payments to certain employees when the payments are contingent upon a "change in control" of the Company (as defined in Section 280G of the Code) and their value exceeds three times the individual's "base amount" (generally, the individual's average annual taxable compensation for the five calendar years preceding the change in control). With respect to the DSU Plan, payments that vest or are accelerated as a result of a "change in control" of the Company may be subject to the provisions of Sections 280G and 4999 of the Code.

The full text of the DSU Plan is set forth as Appendix B to this Proxy Statement and the foregoing description is qualified by reference to the actual terms of the DSU Plan.

The Board Of Directors recommends that stockholders vote “FOR” Proposal No. 5, to Increase the Number Of Shares Which May Be Issued Under the DSU Plan.

Corporate Governance

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the President and Chief Executive Officer, the Chief Financial Officer and the Controller. The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors. Both Codes are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” Any amendment or waiver of the Codes for executive officers and Directors will be disclosed on the Company’s website at www.watsonwyatt.com under “Investor Relations.” Copies of the Codes may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that provide, among other things, that all Directors are expected to attend the Annual Meeting of the Company’s stockholders. At the 2005 Annual Meeting of Stockholders, all of the Company’s Directors were present. The Guidelines are available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” A copy may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

Communications with the Board or Presiding Director

It is the policy of the Company to facilitate communications of security holders and other interested parties with the Board of Directors and the Company’s Presiding Director. Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. Communications may be sent by email to all Directors as a group or to the Presiding Director using the e-mail addresses posted by the Company on its web site at www.watsonwyatt.com under “Investor Relations.” Communications should identify the person submitting the communication, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication. Each communication will be forwarded to the Director(s) to whom it is addressed. The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors. If such procedures are adopted, they will be made available on the Company’s website at www.watsonwyatt.com under “Investor Relations.”

Presiding Director

The Company’s Board of Directors has designated R. Michael McCullough as the Presiding Director of all executive sessions of the independent Directors of the Board.

Nominees for Director

The Nominating and Governance Committee will make recommendations to the Board concerning individuals who are qualified to stand for election as Directors.  The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries.  The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director.  During fiscal year 2006, the Nominating and Governance Committee sought candidates to fill two vacancies on the Board of Directors.  The CEO recommended Mr. Urwin to the Nominating and Governance Committee to fill one vacancy as a result of Mr. Paul Thornton's resignation from the Board.  The Nominating and Governance Committee also engaged a third-party search firm to assist the Board in filling the other standing vacancy.  As a result, the Nominating and Governance Committee selected and recommended Dr. O’Neill to join the Board of Directors in July 2006.  The Nominating and Governance Committee recommendation and the Board of Directors’ appointment of Messrs. Urwin and O’Neill to the Board were carried out in a manner consistent with the requirements under the Nominating and Governance Committee's charter, the Company’s governance guidelines and its Amended and Restated Certificate of Incorporation.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders. Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Operation Of The Board

Board Meetings

The Board of Directors conducted six meetings during fiscal year 2006. All Directors attended 75% or more of the meetings of the Board and the committees on which they served.

Director Compensation

The Amended and Restated By-laws of the Company allow Directors who are not active associates to receive compensation for their services on the Board. The following table sets forth compensation paid to outside Directors with respect to fiscal year 2006.

	Fees
	Earned or
	Paid in	Stock	Nonqualified Deferred
Name	Cash	Awards*	Compensation Earnings	Total
John J. Gabarro	$0	$123,327	$9,755	$133,082
R. Michael McCullough	$120,100	$44,979	$47,766	$212,845
Linda D. Rabbitt	$29,871	$79,953	$0	$109,824
Gilbert T. Ray	$98,446	$44,979	$0	$143,425
John B. Shoven	$33,884	$78,163	$0	$112,047
John C. Wright	$106,525	$83,884	$0	$190,409
____________________

*As of June 30, 2006, the number of shares received during fiscal 2006 by each outside Director was as follows: John J. Gabarro – 3,908; R. Michael McCullough – 0; Linda D. Rabbitt – 2,449; Gilbert T. Ray – 1,280; John B. Shoven – 2,520; and John C. Wright – 2,762. Fractional shares are not issued under the annual stock grant. When the share number is calculated, any remaining cash is either paid to such director in cash or is credited to his or her account for the next quarterly payment in stock.

In fiscal year 2006, the Board amended the Outside Directors’ Plan, as a result of which: (1) outside Directors of the Company are paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings; (2) the fee for regular committee meetings is $1,000 per day for Compensation or Nominating and Governance Committee meetings and $2,000 per day for Audit Committee meetings; (3) the compensation for telephone meetings of less than four hours duration is 50% of the applicable per day fee; (4) the fee for other meetings is $1,000 per day; (5) the Chairs of the Audit, Compensation, and Nominating and Governance Committees receive an annual retainer of $15,000, $10,000, and $5,000, respectively; and (6) the Presiding Director receives an annual retainer of $10,000. Outside Directors are paid in a combination of cash and the Company’s common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter. Directors may elect to be paid through any combination of cash, deferral of cash under the Company’s Voluntary Deferred Compensation Plan for Non-Employee Directors, and/or shares of the Company’s common stock. In addition, under the Amended Outside Directors’ Plan (the “Outside Directors’ Plan”), outside Directors receive shares with a grant date market value of $45,000 at the end of each fiscal year for services performed during the preceding fiscal year. The shares will vest immediately at grant, and Directors may elect to receive the shares at the end of each fiscal year or in deferred stock units payable in shares upon termination of Board service.

The Company also maintains the Voluntary Deferred Compensation Plan for Non-Employee Directors to enable outside Directors who hold 5,000 or more shares of the Company’s common stock, at their election, to defer receipt of any or all of their Directors’ fees until they are no longer serving as Directors of the Company.

None of the current Directors who are employed by the Company are compensated separately for his or her services as a Director or as a member of any committee of the Board.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE. The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Management Committee, the first three committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. A Director will not be considered independent if:

(1) the Director is, or in the past three years has been, an employee of the Company, or an immediate family member of the Director is, or in the past three years has been, an executive officer of the Company;

(2) the Director, or a member of the Director’s immediate family, is receiving or has in the past three years received direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the Director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

(3) the Director, or a member of the Director’s immediate family, is or in the past three years has been an executive officer of another company where any of the Company’s present executives at the same time serves or served on the Compensation Committee;

(4) the Director or an immediate family member is a current partner of the Company’s internal or outside auditor; the Director is a current employee of the internal or outside auditor; the Director has an immediate family member who is a current employee of the internal or outside auditor and who participates in the auditor’s audit, assurance or tax compliance practice; or the Director or an immediate family member was within the past three years a partner or employee of the internal or outside auditor and personally worked on the Company’s audit; or

(5) the Director is an executive officer or employee, or a member of the Director’s immediate family is an executive officer, of another company that has made payments to or received payments from the Company for property or services in an amount that, in any of the past three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

Applying these standards, the Board has determined that the following Directors are independent: John J. Gabarro, R. Michael McCullough, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, John B. Shoven and John C. Wright.

Meetings of Non-Employee Directors

The independent Directors met without any management Directors or employees present one time last year to discuss board policies, processes and practices. The Presiding Director, who is also the chair of the Nominating and Governance Committee, chaired this meeting. Dr. O’Neill did not attend, since he joined the Board after the end of the fiscal year.

Standing Committees Of The Board

Audit Committee

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached hereto as Appendix C, and which is also available on the Company’s website located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management. The Audit Committee oversees the work of the independent auditor and also reviews information provided by the Company’s internal auditor, independent auditor, and management concerning internal accounting procedures and controls.

Audit Committee Members and Financial Expert

The Audit Committee is currently composed of four independent Directors, John J. Gabarro, R. Michael McCullough, Gilbert T. Ray and John C. Wright (Chair), all of whom meet the current independence requirements of the NYSE’s listing standards. The Board of Directors has determined that Mr. Wright is both independent and an audit committee financial expert, as defined by SEC and NYSE guidelines. The Audit Committee held ten meetings during fiscal year 2006.

Report of the Audit Committee

Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor is responsible for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles, the effectiveness of our internal control over financial reporting, and management’s assessment of the effectiveness of our internal control over financial reporting. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent auditor to review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings; to receive the independent auditor’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; to review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and to review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with (1) the independent auditor, (2) the Company’s Chief Financial Officer, and (3) the Company’s internal auditor.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2006, the Audit Committee:

1.	Reviewed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and subjective amounts, and the clarity of disclosures in the financial statements.

2.	Discussed with the independent auditor the scope and plan for its audit and the results of the audit; and also reviewed and discussed with management and the independent auditor the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements.

3.	Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees).

4.	Received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and discussed with the auditor its independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report to Stockholders on SEC Form 10-K for the fiscal year ended June 30, 2006 that was filed with the Securities and Exchange Commission on September 1, 2006.

Submitted by the Watson Wyatt Worldwide, Inc. Audit Committee:

John C. Wright — Chair
John J. Gabarro
R. Michael McCullough
Gilbert T. Ray

Fees Paid to the Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. PricewaterhouseCoopers LLP is the Company’s independent auditor and audited the Company’s financial statements for fiscal year 2006.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor. The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent auditor.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services – that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent auditor services within these four categories at maximum pre-approved fee levels; however, the Audit Committee’s policy is generally not to engage the independent auditor for any non-audit related services including tax planning or tax return preparation. If circumstances arise that would require the Company to engage the independent auditor for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2006 and 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Fee Category	2005	2006
Audit Fees (1)	$1,877,831	$2,627,869
Audit-Related Fees (2)	1,327,733	68,000
Tax Fees (3)	14,262	5,857
Subtotal	3,219,826	2,701,726
All Other Fees (4)	1,586	10,938
Total Fees	$3,221,412	$2,712,664
____________________

(1)	Audit Fees – consists of fees billed for professional services performed by PricewaterhouseCoopers for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in fees in fiscal year 2006 primarily relates to audit work associated with the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP.

(2)	Audit-Related Fees – includes fees for assurance and related services performed by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services principally include work related to employee benefit plan audits in fiscal years 2006 and 2005. Fiscal year 2005 also includes $1,230,185 associated with the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP.

(3)	Tax Fees – include fees of PricewaterhouseCoopers for any professional services related to tax compliance, tax advice and/or tax planning primarily for overseas matters.

(4)	All Other Fees – represents fees for publications, training and an annual license fee for access to PricewaterhouseCoopers’ online database of financial reporting and accounting literature.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Compensation Committee

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.watsonwyatt.com under “Investor Relations.” A copy may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), and oversees administration of the 2001 Employee Stock Purchase Plan, the

2001 Deferred Stock Unit Plan for Selected Employees, the Watson Wyatt Performance Share Bonus Incentive Program and the 2000 Long-Term Incentive Plan. The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO.

The Compensation Committee currently is composed of John J. Gabarro, Linda D. Rabbitt, Gilbert T. Ray (Chair) and John B. Shoven, all independent Directors, and all of whom meet the independence requirements of the NYSE’s listing standards. The Compensation Committee held four meetings during fiscal year 2006.

Nominating and Governance Committee

The Nominating and Governance Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website, located at www.watsonwyatt.com under “Investor Relations,” or may be obtained upon request, addressed to the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203. The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of R. Michael McCullough (Chair), Linda D. Rabbitt, John B. Shoven and John C. Wright, all independent Directors, and all of whom meet the independence requirements of the NYSE’s listing standards. The Nominating and Governance Committee held twelve meetings during fiscal year 2006.

Members of these committees may change after this Annual Meeting.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of October 2, 2006, by (i) the directors during the last fiscal year and nominees for director of the Company; (ii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation;” and (iii) all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the table below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially
	Owned on October 2, 2006

Name of Beneficial Owner	Number and Class			Percent of Class (a)

		Class A
	Class A	(Options) (b)		Class A
John J. Haley	236,266	29,487	(c)	* %
Gene H. Wickes	51,474	0		*
Kevin L. Meehan	30,334	0		*
Walter W. Bardenwerper	47,997	0		*
Carl D. Mautz	35,049	0		*
Ira T. Kay	57,567	0		*
John J. Gabarro	27,281	0		*
R. Michael McCullough	7,000	2,280	(d)	*
Brendan R. O’Neill	0	0		*
Linda D. Rabbitt	8,855	0		*
Chandrasekhar Ramamurthy(e)	161,963	0		*
Gilbert T. Ray	7,281	0		*
John B. Shoven	9,484	0		*
Roger C. Urwin(e)	176,269	0		*
John C. Wright	11,280	0		*

All directors and executive	1,192,488	31,680		2.89%
officers as a group: 22

____________________

(a)	Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk (*).

(b)	Options granted under the 2000 Long-Term Incentive Plan that are exercisable on or within 60 days after October 2, 2006.

(c)	Ownership includes 14,252 in deferred stock units.

(d)	Ownership includes 1,280 shares that Mr. McCullough elected to defer in FY06.

(e)	Messrs. Ramamurthy, Urwin, Dow and Brook are voting members of Ringley House LLP, formerly known as Watson Wyatt LLP. The beneficial ownership figures above do not include 90,500 shares held by Ringley House LLP, in which Messrs. Ramamurthy, Urwin, Dow and Brook (see above) may be deemed to share beneficial ownership by virtue of their status as voting members. Those shares were retained by Ringley House LLP following the transaction with the Company that is described under “Certain Relationships and Related-Party Transactions.” Under the plan of distribution adopted in connection with the transaction, the shares retained by Ringley House LLP will not be distributed to the voting members.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned, as of June 30, 2006, by entities that have reported beneficial ownership of greater than five percent.

	Number of Outstanding Shares Beneficially
	Owned as of June 30, 2006

Name of Beneficial Owner	Number and Class		Percent of Class

		Class A
	Class A (a)	(Options)	Class A
Artisan Partners Limited	3,237,400	0	7.65%
Partnership
875 East Wisconsin Avenue,
Suite 800
Milwaukee, WI 53202
____________________

(a)	The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, has an economic interest in more than 5% of the class. Artisan Partners has shared voting and dispositive power in the Company’s stock.

Certain Relationships And Related-Party Transactions

Watson Wyatt LLP

In 1995, The Wyatt Company, the Company’s predecessor company, entered into alliance agreements with R. Watson & Sons (which subsequently changed its name to Watson Wyatt Partners), a predecessor in business to Watson Wyatt LLP. In connection with this alliance, the Company held an interest in Watson Wyatt LLP. Pursuant to the alliance agreements, the Company and Watson Wyatt LLP jointly offered services under the Watson Wyatt Worldwide brand.

Effective as of July 31, 2005, the Company acquired the interest in the assets of Watson Wyatt LLP not owned pursuant to the alliance, and assumed certain liabilities of Watson Wyatt LLP. In addition to the assumption by the Company of certain liabilities of Watson Wyatt LLP, the consideration for the assets of Watson Wyatt LLP consisted of 9,090,571 shares of Class A common stock and £88.3 million in cash in pounds sterling. The Company may deliver up to an additional 1,950,000 shares of Class A common stock as acquisition consideration contingent upon the achievement of financial performance goals by Watson Wyatt LLP’s former business for the year ended June 30, 2007. The terms of the acquisition were determined on the basis of arm’s length negotiations. Upon consummation of the acquisition, the alliance arrangements generally were terminated, and Watson Wyatt LLP changed its name to Ringley House LLP.

Messrs. Brook, Dow, Ramamurthy and Urwin, each of whom is an executive officer of the Company, were and remain voting members and members of the management of Watson Wyatt LLP, now known as Ringley House LLP. Mr. Ramamurthy and Mr. Urwin also serve as Directors of the Company.

Immediately after the acquisition, Ringley House LLP transferred to its voting members, including Messrs. Brook, Dow, Ramamurthy and Urwin, stock and cash consideration received from the Company in the acquisition. As a condition to receiving shares of Class A common stock issued in the acquisition, each voting member, including Messrs. Brook, Dow, Ramamurthy and Urwin, agreed to contractual restrictions on the transfer of such shares.

After consummation of the acquisition, Messrs. Brook, Dow, Ramamurthy and Urwin became executives of the Company, and Mr. Ramamurthy and Mr. Urwin became Directors. Each has received or will receive payments relating to his share of Watson Wyatt LLP partnership profits for the period preceding his employment with the Company.

Each of Messrs. Brook, Dow, Ramamurthy and Urwin entered into an employment agreement and a non-competition agreement with the Company or a subsidiary of the Company, effective at the time of the acquisition. Except for salary and benefits based on salary, the employment agreements in each case are on identical terms and are substantially identical to the employment agreements for other employees of the Company’s UK subsidiary. Compensation terms, including eligibility for a bonus and employee benefits, are the same as those provided to other associates at the same band level in the Company’s UK subsidiary. The employment agreements provide for payment of a base salary plus a target bonus of 50% of base salary. Messrs. Ramamurthy and Urwin, respectively, received a salary and bonus for fiscal year 2006 of £208,223 and £73,870, and £228,614 and £81,100. The agreements also provide for additional payments of 27% of base salary, including a 12% car allowance, which is intended to be in lieu of other benefits. The UK subsidiary also provides disability and life insurance benefits to these individuals. Like the other agreements with the Company’s UK employees, the agreements may be terminated by either party with six months’ prior notice. In addition, the UK subsidiary may terminate the individual's employment without notice in the case of misconduct, conviction of certain criminal offenses, willful neglect of duties or grave and persistent breaches of the employment agreement. The agreements provide that for a one-year period after termination of employment, the individual will not solicit or entice away from the Company or its subsidiaries employees or clients of the Company or its subsidiaries. In addition, each individual has executed a non-competition agreement and non-solicitation agreement that runs from three years from the time of the acquisition.

In connection with the acquisition, the Company agreed to fund the aggregate bonus pool in full for fiscal years ended June 30, 2006 and 2007 for all employees of the business formerly operated by Watson Wyatt LLP (including Messrs. Brook, Dow, Ramamurthy and Urwin) if that business meets agreed-upon net operating income targets in those fiscal years. In addition, for the fiscal year ended June 30, 2008, the Company has agreed to fund the bonus pool in full for former main partners (including Messrs. Brook, Dow, Ramamurthy and Urwin) if the business meets agreed-upon targets for net operating income in that fiscal year. Although the Company is obligated to fund the applicable bonus pools in full if specified targets are met, bonuses to be paid to any individual are not guaranteed and will be determined in accordance with bonus policies in effect from time to time.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, among others, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company assists the Company’s executive officers and Directors in preparing initial reports of ownership and reports of changes in ownership, and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that all of its executive officers and Directors filed required reports on a timely basis under Section 16(a) during fiscal year 2006, except that Mr. Brook filed a late report regarding the sale of Company stock, and Mr. Ray filed a late report regarding an exercise of options.

Biographical Information For Other Executive Officers Of The Company

Walter W. Bardenwerper (age 55) has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992. Mr. Bardenwerper was a director of Watson Wyatt & Company from 1992 to 1997. He is also a director of Professional Consultants Insurance Company. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. He has a B.A. with Honors in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.

Philip G.H. Brook (age 50) has served as Vice President and Global Practice Director, Insurance & Financial Services since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Brook joined Watson Wyatt LLP in 1991 and was a member of Watson Wyatt LLP from 1992 to 2005. Mr. Brook was previously Global Head of Watson Wyatt LLP Insurance & Financial Services practice comprising around 350 associates in 16 countries across Europe, Asia and the United States. He is also the account manager for a number of Watson Wyatt LLP multinational financial services clients and has held management positions with the Insurance & Financial Services practice and the wider firm for a number of years. Prior to joining Watson Wyatt LLP, Mr. Brook worked for M&G Re for 12 years where he qualified as a Fellow of the Institute of Actuaries in 1984. During his career at Watson Wyatt, Mr. Brook has worked on a wide range of international insurance projects, many of which have been merger or acquisition transactions or projects of a financial management nature. Mr. Brook holds an honours degree in Mathematics from Cambridge University.

David M.E. Dow (age 47) has served as Vice President and Global Practice Director of the Technology and Administration Solutions (TAS) Group since the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in July 2005. Mr. Dow started his career with KPMG and qualified as a Chartered Accountant in 1983. He was a consultant with Schroders for five years and joined The Wyatt Company in 1988 as a consultant in the financial services business. Since then, Mr. Dow has had a number of lead roles in both consulting and operations activities in Watson Wyatt. He was Managing Director of Wyatt Financial Services Ltd from 1990 to 1995 and Partner and Head of Practice for the Financial Services Group of Watson Wyatt Partners following the global alliance in 1995. Mr. Dow became Head of Practice for Benefits Administration in 1998 and Vice President and Global Practice Director for TAS in 2005. Mr. Dow also held Partnership Board and Finance Committee roles within Watson Wyatt LLP.

James A. Gargiulo (age 47) has served as Vice President, Human Resources since 1999. Prior to that, Mr. Gargiulo was an Account Manager in the U.S. Region (East) Division. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation, an insurance and consulting organization, and has held various human resources positions for the investment banking firm of Salomon Brothers, The Gap, and Banque Paribas. Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.

Jeffrey J. Held (age 52) has served as a Vice President since 2002 and as Global Information Officer since 2005. Mr. Held joined Watson Wyatt in 2001 as Chief Technology Officer. Prior to joining Watson Wyatt, Mr. Held was a partner at Ernst & Young Consulting where he was Chief Technology Officer for the Americas consulting practice, and focused on providing technology solutions for the investment banking and securities sectors. Mr. Held received his B.S. and M.S. degrees in Electrical Engineering and Computer Science from MIT.

Chuly Lee (age 48) has served as Vice President and Regional Manager (Asia-Pacific) since 2002. Ms. Lee joined Watson Wyatt in 1993 and worked in the Hong Kong office, developing new business with Korean and other multinational clients in the region. From 1994 to 1999, she was the Managing Director of Watson Wyatt’s Seoul, South Korea office. From September 1999 until 2002, Ms. Lee worked in Watson Wyatt’s New York office as a Regional Practice Director for the International Practice. Prior to joining Watson Wyatt, Ms. Lee worked in Seoul and London as a consultant and as a university researcher and lecturer from 1984 to 1992. Ms. Lee holds a doctorate in Psychology from the University of London (Institute of Psychiatry, Post Graduate Medical School).

Carl D. Mautz (age 59) has served as Vice President and Chief Financial Officer since 1999 and previously served as Controller from 1997 to 1999. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm of KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in Accounting from the University of Illinois.

Kevin L. Meehan (age 61) has served as Regional Manager (North America) since 2006, as a Vice President since 1994 and was a Director from 1999 to 2002. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our Government Consulting Services initiative, our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan has been a frequent speaker on employee benefits tax and legal issues, and has testified before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

Peter E. Mills (age 48) has served as Vice President and Regional Manager (Latin America) since 2005, and has been with Watson Wyatt since 1988, most recently as Watson Wyatt’s Latin America Region Retirement Practice Leader. Before that, Mr. Mills was a Senior Consultant for Watson Wyatt in its Latin America and Caribbean region. He worked as a project manager and account manager, and consulted for clients throughout the region. Mr. Mills has over 20 years of professional experience. He graduated from the University of Connecticut in 1980 with a B.S. degree in Mathematics and is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, a member of the Actuarial Association of Colombia, and an Enrolled Actuary.

Paul E. Platten (age 53) has been Vice President and Global Practice Director of the Human Capital Group since 2005, and was most recently the Managing Consultant for the Boston, Massachusetts office of Watson Wyatt Worldwide. He joined the firm in June 2000 as the National Practice Leader of Strategic Rewards, specializing in executive compensation and strategic human resource issues. Mr. Platten has spent more than 20 years working with organizations to develop pay and performance programs that effectively link with strategic goals and cultural values. Prior to joining Watson Wyatt, Mr. Platten was the partner in charge of the PricewaterhouseCoopers LLP Boston Global HR Solutions practice. For 15 years prior to joining PricewaterhouseCoopers, Mr. Platten was part of the Hay Group as Vice President and Managing Director of Eastern Operations. Mr. Platten is a frequent lecturer at the American Bar Association and World at Work. He is co-author of the book People, Performance and Pay, which has been translated into three languages. Mr. Platten holds a B.S. degree in Psychology from Boston College and a Ph.D. degree in Industrial and Organizational Psychology from New York University.

Executive Compensation

Summary Compensation Table

The following table sets forth compensation paid to John J. Haley, the President and Chief Executive Officer, and to the five other executive officers who for fiscal year 2006 were the most highly compensated executives of the Company. Salary adjustments become effective on October 1 of each fiscal year.

	Annual Compensation

					All Other
Name and Principal	Fiscal				Compensation
Position	Year	Salary($)	Bonus ($)(a)		($) (e)
John J. Haley	2006	785,000	800,000		59,331
President, Chief	2005	733,502	742,000	(b)	38,494
Executive Officer,	2004	710,606	464,105		25,483
Chairman of the
Board and Director

Gene H. Wickes	2006	512,500	325,000		43,995
Vice President,	2005	473,750	375,000	(b)	48,753
Global Director of the	2004	363,750	235,000	(c)	26,114
Benefits Practice and
Director

Kevin L. Meehan	2006	455,000	300,000		4,919
Vice President and	2005	410,000	190,000		7,745
Regional Manager	2004	410,000	165,000		4,604
(North America)

Walter Bardenwerper	2006	440,000	250,000		8,670
Vice President, General	2005	407,500	230,000	(b)	7,026
Counsel and Secretary	2004	395,000	190,000		3,584

Carl D. Mautz	2006	442,500	235,000		6,421
Vice President and	2005	432,500	245,000	(b)	5,379
Chief Financial Officer	2004	408,750	235,000		1,905

Ira T. Kay(d)	2006	497,500	312,500		55,390
Global Practice	2005	490,000	325,000		51,843
Director for Executive	2004	488,750	275,000		44,151
Compensation and
Director of the U.S.
Compensation Practice

____________________

(a)     25% of each annual fiscal year end bonus for fiscal years 2004, 2005 and 2006 was delivered in the form of stock under the 2001 Deferred Stock Unit Plan for Selected Employees. All deferred stock units were fully vested upon issuance.

(b)     Consists of annual fiscal year-end bonus, and for Messrs. Haley, Wickes, Mautz and Bardenwerper, a special bonus related to the Company’s acquisition of assets and assumption of certain liabilities of Watson Wyatt LLP in 2005 in the amounts of $150,000, $50,000, $15,000 and $10,000, respectively.

(c)     Mr. Wickes’ bonus for fiscal year 2004 was computed based on a new base salary when he became the Retirement Practice Director in April 2004.

(d)     In connection with the acquisition of the assets and assumption of certain liabilities of Watson Wyatt LLP and the reorganization of the Company’s management, on September 28, 2005, the Board realigned the Company’s executive officer designations to reflect the Company’s revised management structure and global policy-making responsibilities. As a result of that realignment, as of September 28, 2005, Mr. Kay’s position was no longer designated as an executive officer.

(e)     “All Other Compensation” for fiscal year 2006 consists of the following amounts: (1) Company matching contributions made to a qualified savings plan and interest earned in fiscal year 2006 on non-qualified deferred compensation account balances; and (2) payment for the annual cash out of excess unused paid time off (all associates are subject to the same paid time off limits).

All Other Compensation Components for Fiscal Year 2006

Name	e(1)($)	e(2)($)	Total($)
Haley	14,716	44,615	59,331
Wickes	7,745	36,250	43,995
Meehan	9,650	(4,731)	4,919
Bardenwerper	8,670	0	8,670
Mautz	6,421	0	6,421
Kay	10,678	44,712	55,390

Option Grants in Fiscal Year 2006

Under the 2000 Long-Term Incentive Plan, each associate was granted options in October 2000 (at the time of the IPO) to purchase stock valued at 40% of his or her target bonus amount, subject to a minimum grant of 100 options. The Company’s executive officers and directors were granted options at that time using the same formula. These options expire after seven years (October 2007), subject to early termination in specified circumstances, and vested in five equal annual installments over a period of five years. The last installment of options vested on October 10, 2005. The Company did not grant any options under the 2000 Long-Term Incentive Plan to the named executive officers in fiscal year 2006. The Company does not currently intend to issue further stock options under the 2000 Long-Term Incentive Plan.

Aggregated Option Exercises and Fiscal Year 2006 Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2006 and the number and value of unexercised options held by the named executive officers at fiscal year 2006 year-end. The value of unexercised in-the-money options held at fiscal year 2006 year-end represents the pre-tax total gain which the option holder would realize if he exercised all of the in-the-money options held at fiscal year 2006 year-end, and is determined by multiplying the number of shares of common stock underlying the options by the difference between $35.14, which was the closing price per share of the Company’s common stock on the New York Stock Exchange on June 30, 2006 (the last trading day of fiscal year 2006), and the applicable per share option exercise price, which is $12.50. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			As of June 30, 2006 (#)		as of June 30, 2006 ($)
	Shares
	Acquired on	Value
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Haley	0	0	15,235	0	344,920	0
Wickes	0	0	5,200	0	117,728	0
Meehan	1,280	18,425	0	0	0	0
Bardenwerper	0	0	4,391	0	99,412	0
Mautz	0	0	2,080	0	47,091	0
Kay	6,144	87,648	1,536	0	34,775	0

Long-Term Incentive Plan – Grants In Last Fiscal Year

In November 2004, the Board of Directors upon recommendation by the Compensation Committee approved the establishment of and grants under a new long-term bonus arrangement called the Performance Share Bonus Incentive Program (the “SBI Program”). The SBI Program is a long-term stock bonus arrangement for senior executives of the Company and its affiliates. Incentives under the SBI Program are provided through grants of deferred stock units pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees. Grants of deferred stock units are equal to (i) the value of the cash portion (75%) of the eligible participant’s fiscal year-end bonus target times (ii) a multiplier determined by the Compensation Committee based on the level of each executive. Such value is then converted into a target number of deferred stock units based upon the Company’s stock price as of the fiscal year-end prior to grant. Participants may vest in between zero and 170% of the target number of deferred stock units, with a threshold vesting level set at 30% of target, based on the extent to which financial and strategic performance metrics are achieved over a three fiscal year period.

For the fiscal 2006 through 2008 performance period, the performance metrics are Earnings Per Share Growth and Revenue Growth, as defined below, and the vesting criteria are based upon such metrics. In order for any of the deferred stock units granted under this program for the 2006 through 2008 performance period to vest, a threshold level of achievement under the performance criteria must be obtained, and additional deferred stock units vest to the extent that performance is above the threshold levels.

Performance Metrics for Performance period 7/1/2005 — 6/30/2008

Earnings Per Share (“E.P.S.”) Growth — E.P.S. for the fiscal year before the start of the performance period compared to E.P.S. of the third year of the performance period, is expressed as a percentage. E.P.S. is defined as fully diluted earnings per share from continuing operations. The E.P.S. to be used for the fiscal year before the start of the performance period is $1.65 which reflects fiscal 2005 full diluted earnings per share from continuing operations adjusted for the $0.09 loss related to the foreign currency hedge contract.

Revenue Growth — Revenue growth is defined as the percentage change in revenue from the fiscal year prior to the performance period of the plan to the third year of the performance period.

Earnout Schedule

An earnout schedule using total growth over the three-year performance period for E.P.S. and Revenue is shown below:

	30%	100%	135%	170%
E.P.S. Growth	20%	65%	100%	135%
	10%	30%	65%	100%
		10%	12.5%	20%
	Revenue Growth

In order to be able to address unanticipated events, the Compensation Committee retains discretion to adjust the performance criteria to the extent it determines appropriate. Additional information on the 2006-2008 SBI Program is set forth in an 8-K filed by the Company on May 16, 2006.

The following table sets forth the threshold, target and maximum number of shares that may be issued to the named executive officers pursuant to deferred stock units granted in the last fiscal year under the Company’s SBI Program.

		Estimated Future Payouts
	Performance	(# of Shares)
	Period
Name	Until Payout	Threshold	Target	Maximum
Haley	7/1/05 – 6/30/08	14,046	46,820	79,594
Wickes	7/1/05 – 6/30/08	2,853	9,510	16,167
Meehan	7/1/05 – 6/30/08	2,249	7,499	12,748
Bardenwerper	7/1/05 – 6/30/08	1,851	6,173	10,494
Mautz	7/1/05 – 6/30/08	2,441	8,139	13,836
Kay	7/1/05 – 6/30/08	2,057	6,858	11,658

Participants forfeit grants upon termination of employment for reasons other than death, disability or retirement unless the Compensation Committee approves pro rata payouts upon the occurrence of such events. Upon a change of control, the Compensation Committee may make appropriate adjustments to the grants or may accelerate vesting or provide for a cash payment in lieu thereof.

Securities Authorized for Issuance Under Equity Compensation Plans

Our equity compensation plans include the 2000 Long-Term Incentive Plan, which provides for the granting of nonqualified stock options and stock appreciation rights, the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees and the Amended Compensation Plan for Outside Directors. We grant deferred stock units to certain senior associates through the Performance Share Bonus Incentive Program and as a part of annual discretionary compensation and have discontinued the issuance of stock options. All deferred stock units issued as part of annual discretionary compensation under the 2001 Deferred Stock Unit Plan were fully vested upon issuance. All of our equity compensation plans have been approved by stockholders.

The following chart gives aggregate information regarding grants under all of the Company’s equity compensation plans through June 30, 2006:

Number of securities
remaining available
for future issuance
	Number of securities			under equity
	to be issued upon		Weighted-average	compensation plans
	exercise of		exercise price of	(excluding securities
	outstanding options,		outstanding options,	reflected in the first
Plan Category	warrants and rights		warrants and rights	column)
Equity compensation plans approved
by stockholders	543,615	(a)	$ 13.65	4,058,940	(b)

Total	543,615		$ 13.65	4,058,940

____________________

(a)	Includes 14,252 deferred stock units under the 2001 Deferred Stock Unit Plan for Selected Employees and 1,280 deferred shares under the Amended Compensation Plan for Outside Directors that have not been paid out in stock at the election of the recipients. Also includes 169,564 (73,971 in FY05 and 95,593 in FY06) deferred stock units subject to awards under the Performance Share Bonus Incentive Program although the actual number of shares issued under that program may be more or less than such number, as described above under “Long-Term Incentive Plan – Awards In Last Fiscal Year”. These rights have no exercise price and therefore are not reflected in the calculation of the weighted average exercise price of outstanding options.

(b)	Includes 2,548,915 shares remaining available for future issuance under the 2000 Long-Term Incentive Plan, 684,122 shares under the 2001 Employee Stock Purchase Plan, 730,643 shares under the 2001 Deferred Stock Unit Plan for Selected Employees, and 95,260 shares under the Amended Compensation Plan for Outside Directors.

Defined Benefit Plans

The following table sets forth the estimated annual benefits payable on a single life annuity basis (excluding Social Security) under the Company’s qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in 2006 and is grandfathered under the plan pursuant to amendments adopted effective July 1, 2003 (as described further below) with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

	U.S. Annual Benefit Amounts[1]

Average Annual Compensation
for 36 Consecutive Months
with the Highest Average	Years of Continuous Service
Preceding Retirement[2]	10	15	20	25
$200,000	$39,950	$59,925	$79,900	$99,875
300,000	60,950	91,425	121,900	152,375
400,000	81,950	122,925	163,900	204,875
500,000	102,950	154,425	205,900	257,375
600,000	123,950	185,925	247,900	309,875
700,000	144,950	217,425	289,900	362,375
800,000	165,950	248,925	331,900	414,875
900,000	186,950	280,425	373,900	467,375
1,000,000	207,950	311,925	415,900	519,875
1,100,000	228,950	343,425	457,900	572,375
1,200,000	249,950	374,925	499,900	624,875
1,300,000	270,950	406,425	541,900	677,375
1,400,000	291,950	437,925	583,900	729,875
1,500,000	312,950	469,425	625,900	782,375
1,600,000	333,950	500,925	667,900	834,875
1,700,000	354,950	532,425	709,900	887,375
1,800,000	375,950	563,925	751,900	939,875
1,900,000	396,950	595,425	793,900	992,375
2,000,000	417,950	626,925	835,900	1,044,875
____________________

1	The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate’s average compensation for the 36 consecutive months with the highest compensation plus 0.4% times the associate’s average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

2	As required by Section 415 of the Internal Revenue Code (IRC), qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $175,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $220,000 cannot be taken into account in determining qualified plan benefits.

The following changes were made to the qualified pension plan and non-qualified excess pension plans effective July 1, 2003:

  The five-year certain and life normal form of payment was changed to a single life annuity. After July 1, 2003, the benefit of an associate will be actuarially reduced if the associate elects the five-year certain and life annuity.

  The period used to determine average annual compensation was changed from 36 consecutive months to 60 consecutive months.

  Early retirement upon attainment of age 50 with 10 years of continuous service has been eliminated. Early retirement upon attainment of age 55 with 5 years of continuous service remains in effect.

  The reduction for early retirement has been changed. An associate’s benefit will be reduced by 8% per year for the first four years and 6% for years in excess of four that the associate’s benefit commences before age 62. Before the change, an associate’s benefit was reduced 5% per year for commencement prior to age 60.

Under a grandfathering rule, all of the plan provisions in effect on June 30, 2003, except for the normal form of payment, will remain in effect for five years for associates who were actively employed on that date. Associates who retired or terminated employment on or before June 30, 2003, and associates hired on or after July 1, 2003, are not eligible for the grandfathering.

The years of continuous service for the associates named in the Summary Compensation Table as of June 30, 2006 are: Mr. Haley – 29.17 years; Mr. Wickes – 9.50 years; Mr. Meehan – 23.17 years; Mr. Bardenwerper – 19.08 years, Mr. Mautz – 9.33 years; and Mr. Kay – 12.58 years. Benefits are based solely on salary and annual fiscal year-end bonuses as reported for the “Salary” and “Bonus” columns of the Summary Compensation Table, excluding the special bonuses paid to Messrs. Haley, Wickes and Mautz in fiscal year 2005.

Other Pension Plans. The Company also has other pension plans that have been established in various countries for the benefit of eligible associates in those jurisdictions.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee for fiscal year 2006 were Gilbert T. Ray (Chair), John J. Gabarro, Linda D. Rabbitt and John B. Shoven. All are independent Directors of the Company. No interlocking relationship exists between the Company’s board of directors or our Compensation Committee and any member of any other company’s Board of Directors or their compensation committee, nor has any interlocking relationship existed in the past.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee was comprised of four independent Directors in fiscal year 2006. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees (under which deferred stock units are issued in connection with the payment of 25% of annual bonuses and as part of the Performance Share Bonus Incentive Program) and the 2000 Long-Term Incentive Plan. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website located at www.watsonwyatt.com under “Investor Relations.”

Compensation Philosophy

The Company’s compensation philosophy is applied to all associates, including executive officers. The compensation program takes into consideration the Company’s business strategy and market conditions. Specifically, the compensation program has been designed to:

1.	Attract, motivate and retain the most highly qualified and capable associates by providing competitive compensation based on individual and Company performance;

2.	Align associate compensation with the Company’s overall business strategies and values;

3.	Focus management on maximizing stockholder value;

4.	Provide competitive base compensation, supplemented with variable compensation based on individual achievement of annual and long-term results;

5.	Foster an ownership mentality among associates and reward their focus on long-term objectives;

6.	Compensate associates fairly on a global basis, relative to other associates and the market; and

7.	Provide compensation that reflects the Company’s performance, relative to its key competitors.

The Committee periodically reviews data on executive compensation to determine key market considerations and competitive positioning. In making its determinations, the Committee relies on publicly available information, commissioned survey data and its knowledge of the market for key executives.

Base and Bonus Compensation

For the fiscal year ending June 30, 2006, the compensation of the Company’s executive officers and all other bonus-eligible associates was comprised primarily of two elements: base salary and fiscal year-end bonus.

The Company’s compensation program establishes target bonuses for all bonus-eligible associates, based on their position in the Company and base salary. Funding for the bonus pool is based on the Company’s fiscal year-end net operating income and may be greater than or less than total target bonuses. Individual bonus awards are at each manager’s discretion and are based on the manager’s assessment of the associate’s achievement of stated goals and support of Company values. The company bonus pool for 2006 was funded at 72% of target.

The CEO made recommendations to the Committee with respect to salary and bonus compensation for the CEO's direct reports and other Company’s executive officers. With respect to salary for the CEO’s direct reports and other executive officers, the decisions were based on each associate’s experience, competencies, expected level of responsibility in the coming year, external market value and internal equity. Decisions with respect to bonus compensation for the CEO’s direct reports and other executive officers were based on the CEO’s evaluation of the Company’s overall financial performance, business unit financial performance and individual achievement of other business objectives.

The CEO’s recommendations were approved by the Committee and the Board.

Stock Programs

The Company’s long-term compensation plans are designed to recognize the individual’s past, present and potential future contributions.

The Company believes that stock ownership aligns associate financial interest with those of other stockholders and the Company. During fiscal year 2005, the Company refined its guidelines of stock ownership for all associates, including the Company’s executives. These guidelines specify the minimum amount of Watson Wyatt stock that an associate should accumulate over ten or more years of employment with Watson Wyatt. These ownership levels are expressed as a percentage of base salary. While these guidelines are not a condition of employment, meeting and maintaining them is required for all executive officers.

Stock Options

In connection with the Company’s initial public offering in October 2000, the Company implemented the 2000 Long-Term Incentive Plan, under which it may grant stock options. In October 2000, executive officers and other eligible associates were granted options to purchase the Company’s common stock pursuant to this plan, based on a formula related to their target bonus amounts. There were no grants of options under the plan in fiscal year 2006, and the Company does not currently intend to issue any further stock options under the 2000 Long-Term Incentive Plan.

Stock Purchase Plan

The Company revised the 2001 Employee Stock Purchase Plan during fiscal year 2005. Changes included a reduction in the discount of share price (from 15% to 5%), elimination of the look-back feature, expanding the frequency of offering periods (from quarterly to monthly), and permitting participants to purchase shares on an undiscounted basis once the IRS limit has been reached. The discount was reduced so that the Company could avoid being required to record a compensation expense under the guidelines of Financial Accounting Standard 123(R), which was made effective for the Company as of the beginning of fiscal year 2006.

The 2001 Employee Stock Purchase Plan (or a comparable foreign plan) is available to all associates, and as of June 30, 2006, approximately 25% of eligible Company associates participate in this plan.

Deferred Stock Unit Plan

In September 2002, the Company issued its first grants under its 2001 Deferred Stock Unit Plan for Selected Employees. Since that date, senior associates of the Company (approximately 496 in 2006), including the CEO and executive officers, were granted deferred stock units in lieu of 25% of their discretionary bonus. Such deferred stock units were fully vested upon grant.

As previously discussed under the heading “Long-Term Incentive Plan – Grants in Last Fiscal Year”, during fiscal year 2006, the Committee made additional long-term incentive grants pursuant to this Plan under its Performance Share Bonus Incentive Program. These grants were made in the form of deferred stock units and are designed to (i) strengthen incentives and align behaviors for senior executives to grow the business consistent with the goals of the Company, (ii) strengthen retention impact of total compensation of senior executives, and (iii) address competitive deficiency in long-term incentives for senior executives Grants of deferred stock units are equal to (i) the value of the cash portion (75%) of the eligible participant’s fiscal year-end bonus target times (ii) a multiplier determined by the Compensation Committee based on the level of each executive. Such value is then converted into a target number of deferred stock units based upon the Company’s stock price as of the fiscal year-end prior to grant.

Compensation of the Chief Executive Officer

Mr. Haley’s annual base salary for fiscal year 2006 was $800,000, an increase of $66,498, or 9.1% over his fiscal year 2005 base salary of $733,502. Effective October 1, 2006, Mr. Haley’s annual base salary was adjusted to $835,000, an increase of $35,000, or 4.4% over his fiscal year 2006 base salary.

Mr. Haley’s fiscal year 2006 bonus was approved by the Board of Directors based on the recommendations of the Compensation Committee. The Committee recommended, and the Board approved, a bonus equal to 100% ($800,000) of Mr. Haley’s target bonus. Following are some of the factors that were taken into account in determining Mr. Haley’s base salary and bonus:

1.	Success in meeting the fiscal year 2006 financial plan;

2.	Effective work with the Company’s Global Matrix Group to ensure a successful integration of the Company and its UK and European operations following the August 1, 2005 business combination;

3.	Success in raising utilization at the senior levels by implementing the “producing manager” concept;

4.	Effective leadership of the Company’s Global Matrix Group;

5.	Effective representation of the Company with investors;

6.	Effective leadership of the Watson Wyatt Worldwide, Inc. Board;

7.	Effective communication with associates and senior management concerning the Horizon vision and strategy and continued use of the Horizon strategy to drive Company actions and plans. Horizon is Watson Wyatt’s strategic plan for attaining its vision of market leadership in the human capital consulting profession. These factors take into account our market share gains, the prioritization and allocation of our financial investments and resources based on contribution to market leadership, effectiveness in enhancing our organizational structure and the achievement of strategic acquisitions;

8.	Success in meeting financial goals of the Company in Asia-Pacific, Canada and Latin America; and

9.	Monitoring and championing the Diversity Program.

In summary, in establishing the base and bonus compensation for the CEO, the Committee took into consideration the specific factors listed above, and the quantitative and qualitative factors mentioned in the Base and Bonus Compensation section above.

Deductibility of Executive Compensation

In order to address the deductibility for federal income tax purposes of compensation paid to executive officers, the Company has maintained a Senior Officers Deferred Compensation Plan under which executives subject to Section 162(m) would defer compensation in excess of $1.0 million.

During fiscal year 2006, the Company obtained stockholder approval for a new plan (known as the Incentive Compensation Plan) under which bonuses may qualify as “performance-based compensation” that is not counted toward the $1.0 million limitation on deductibility of compensation. All taxable compensation otherwise payable in a year in excess of $1.0 million for such executives has been deferred for all fiscal years through 2006.

Deferred stock units that vest under the Performance Share Bonus Incentive Program do not qualify as “performance-based compensation” and thus remain subject to the $1.0 million deductibility limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Submitted by the Watson Wyatt Worldwide, Inc. Compensation Committee:

Gilbert T. Ray – Chair
John J. Gabarro
Linda D. Rabbitt
John B. Shoven

Stockholder Return Graph

The graph below depicts total cumulative stockholder return on $100 invested on June 30, 2001 in (1) Watson Wyatt Worldwide, Inc. common stock, (2) the New York Stock Exchange Composite Index, and (3) an independently-compiled, industry peer group index comprised of the common stock of all publicly-traded companies within the management consulting services standard industrial classification code. The graph assumes reinvestment of dividends.

An independently-compiled, industry peer group index was utilized because financial information on the Company’s most direct competitors is not publicly available.

	2001	2002	2003	2004	2005	2006
Watson Wyatt
Worldwide, Inc.
Common Stock	100.00	103.59	99.14	114.31	111.19	153.97

NYSE Broad Market	100.00	87.24	87.25	104.78	114.73	126.67
Index

Peer Group Index (a)	100.00	89.46	83.82	114.06	105.49	129.44

____________________

(a)     Companies included in the independently-compiled industry peer group index: Accenture Ltd.; Access Worldwide Communications Inc.; Bearing Point Inc.; Brandpartners Group Inc.; Comforce Corporation; Corporate Executive Board Company; Diamond Management and Technology Consultants (formerly known as Diamondcluster International Inc.); Exponent Inc.; First Consulting Group Inc.; FTI Consulting Inc.; Grem USA; Harris Interactive Inc.; Heidrick & Struggles International; Hewitt Associates Inc.; I-Trax.com Inc., Lehman T H & Company Inc.; Management Network Group Inc.; Orthodontix Inc.; Provant Inc.; Resources Connection Inc.; SM&A; Stonepath Group Inc.; Thomas Group Inc.; Inventiv Health Inc. (formerly known as Ventiv Health Inc.); and Watson Wyatt Worldwide, Inc. There were no removals from the peer group since last year.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. Officers and regular associates of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have hired InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $6,500 plus reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

Management knows of no other matter that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy will vote in accordance with their judgment upon such matter. Individual proxies will be counted by ADP Investor Communication Services in an effort to ensure the confidentiality and anonymity of each stockholder’s votes. Whether or not you expect to be present at the meeting, you are urged to vote your proxy by telephone, internet, or if you have received your proxy materials by mail, to sign, date and promptly mail in your proxy card.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000. If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

STOCKHOLDER PROPOSALS

Any stockholder wishing to present a proposal to be included in the proxy statement for the 2007 Annual Meeting of Stockholders, currently expected to be held on or about November 15, 2007, may submit such proposal in writing to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203. Such proposals must be received no later than June 18, 2007. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2007 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors. Under the Company’s Amended and Restated By-laws, unless the date of the 2007 Annual Meeting of Stockholders is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the 2006 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on July 20, 2007. In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated By-laws. If a stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

ANNUAL REPORT

A copy of the Annual Report of the Company containing financial statements for the fiscal year ended June 30, 2006 accompanies this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company. Requests may be made to Watson Wyatt Worldwide, Inc., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Walter W. Bardenwerper
Vice President, General Counsel and Secretary

Arlington, Virginia
October 17, 2006

APPENDIX A

PROPOSED CHANGES TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WATSON WYATT WORLDWIDE, INC.

     1. Name. The name of the corporation is Watson Wyatt Worldwide, Inc.

     2. Registered Office; Registered Agent. The address of the Corporation's registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, in the County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

     3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     4. Capital Stock.

     4.1 The Corporation has the authority to issue an aggregate of 100,000,000 shares, of which: (i) 9~~6~~9,000,000 are shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), ~~(ii) 15,000,000 are shares of Class B-1 Common Stock, par value $.01 per share (the "Class B-l Common Stock"), (iii) 15,000,000 are shares of Class B-2 Common Stock, par value $.01 per share (the "Class B-2 Common Stock;" and the Class B-1 Common Stock and Class B-2 Common Stock are referred to collectively as the "Class B Common Stock")~~ and (ii~~v~~) 1,000,000 are shares of Preferred Stock, no par value per share (the "Preferred Stock"). The Class A Common Stock~~, the Class B-1 Common Stock and the Class B-2 Common Stock are~~ is referred to ~~collectively~~ as the "Common Stock".

     4.2 The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock.

     ~~(a) General. Except as otherwise set forth in this Article 4, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock is identical in all respects.~~

     (~~b~~a) Voting. At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Corporation. Except as otherwise required by law, the holders ~~of each class~~ of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.

   ~~(c) Rights of Holders of Class B Common Stock.~~

     ~~(i) Definitions.~~

     ~~"Control" means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, or by contract or otherwise.~~

~~"Permitted Transferee" means any of the following: (i) any revocable trust created for the benefit of the stockholder during the lifetime of the stockholder of which the stock- holder is the only person (whether in the capacity as a trustee, settlor or otherwise) having voting and dispositive control over the Class B Common Stock held by such trust, (ii) any irrevocable trust created for the benefit of the stockholder and/or any spouse of the stockholder and/or any descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder) of which the stockholder is the only trustee having voting and dispositive control over the Class B Common Stock held by such trust, (iii) a custodianship for the benefit of a minor who is a descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder), to which any transfer is made pursuant to and which is valid under the Uniform Transfers to Minors Act, the Uniform Gifts to Minors Act or a substantially similar act, and of which the stockholder is the only custodian having voting or dispositive control over the Class B Common Stock held pursuant to such custodianship, (iv) any partnership, limited liability company or similar entity all of the ownership interests in which are held by the stockholder alone, or by the stockholder and any spouse of the stockholder and/or any descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder) and/or any Person referred to in clauses (i)-(iii) above, which is Controlled by the stockholder and (v) any corporation (including, without limitation, any subsidiary or sub-subsidiary of any such corporation) which is wholly-owned directly or indirectly, by the stockholder alone or by the stockholder and anyone or more Persons referred to in clauses (i)-(iv) above and which is Controlled by the stockholder.~~

~~"Person" means an individual, partnership, corporation, limited liability company, trust or other entity of whatever nature.~~

~~"Public Offering Date" means the date of the offering of the Corporation's shares of Class A Common Stock in an underwritten public offering.~~

~~(ii) Transfer Restrictions. Except for transfers to Permitted Transferees and conversions under Section 4.2(c)(iii), shares of Class B-1 Common Stock may not be transferred prior to twelve (12) months after the Public Offering Date, and shares of Class B-2 Common Stock may not be transferred prior to twenty four (24) months after the Public Offering Date. Except as provided in this Section 4.2(c)(ii), any purported transfer of shares of Class B-1 Common Stock or Class B-2 Common Stock prior to the applicable date referred to in this Section 4.2(c)(ii) will be void. Shares of Class B-1 Common Stock and Class B-2 Common Stock may be transferred to a Permitted 1fansferee at any time, and such permitted transferee will take such shares subject to the provisions of this Section 4.2(c)(ii).~~

~~(iii) Conversion to Class A Common Stock. Each share of Class B-1 Common Stock will be converted automatically into an equal number of shares of Class A Common Stock twelve (12) months after the Public Offering Date. Each share of Class B-2 Common Stock will be converted automatically into an equal number of shares of Class A Common Stock twenty four (24) months after the Public Offering Date. Notwithstanding the foregoing, shares of Class B-1 Common Stock and Class B-2 Common Stock may be converted to Class A Common Stock prior to the expiration of the foregoing restricted periods upon the prior consent of the Board of Directors. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender. Shares of Class A Common Stock may not be converted into shares of Class B-1 Common Stock or Class B-2 Common Stock.~~

~~(iv) Procedure for Transfers. Shares of Class B-1 Common Stock and Class B-2 Common Stock which are uncertificated are transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of a written request for transfer in such form as the~~

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~~Corporation requests. Shares of Class B-1 Common Stock and Class B-2 Common Stock represented by certificates are transferred on the books of the Corporation, and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps.~~

~~(v) Legends. Shares of Class B-1 Common Stock and Class B-2 Common Stock shall contain a legend reading as follows: "Shares of Class B Common Stock may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares), except pursuant to a transfer that meets the qualifications set forth in Sections 4.2(c) of the Certificate of Incorporation of this Corporation, and no person who receives the shares of Class B Common Stock in connection with a transfer that does not meet the qualifications prescribed by such section is entitled to own or to be registered as the record holder of the shares of Class B Common Stock."~~

~~(vi) Retirement of Class B Shares. Any shares of Class B-1 Common Stock or Class B-2 Common Stock that have been converted into shares of Class A Common Stock will be retired with no further action by the Corporation, may not be reissued as shares of Class B Common Stock, and will have the status of authorized and unissued shares of Class A Common Stock.~~

     ~~(vii) Reservation of Shares. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.~~

     (~~d~~b) Reclassifications, Subdivisions and Combinations. No ~~class of~~ Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for ~~each class of~~all Common Stock~~, except that Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock may be reclassified as a single class of common stock at any time following twenty four (24) months after the Public Offering Date~~.

     (~~e~~c) Dividends and Other Distributions. Subject to the rights of the holders of Preferred Stock, holders of ~~each class of~~ Common Stock are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock~~: (x)~~ only shares of Class A Common Stock are paid or distributed with respect to Class A Common Stock~~, (y) only shares of Class B-1 Common Stock are paid or distributed with respect to Class B-1 Common Stock and (z) only shares of Class B-2 Common Stock are paid or distributed with respect to Class B-2 Common Stock~~.

     (~~f~~d) Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation are distributed pro rata to the holders of shares of Common Stock. For purposes of this subsection (d~~f~~), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

~~(g) Reorganizations and Consolidations. In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any class are entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock.~~

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          ~~(h) Conversion of Outstanding Shares. Upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation, any outstanding shares of common stock of the Corporation shall be converted into shares of Class A Common Stock.~~

     4.3 The number of authorized shares of any class or classes of stock may be increased or decreased ~~{~~(but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b )(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted.

     4.4 To the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the Board of Directors is authorized by resolution to divide and issue the shares of Preferred Stock in classes or series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock and any qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

     4.5 No holder of stock of any class of the Corporation has any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefor, other than such rights, if any, as the Board of Directors in its discretion from time to time determines.

5. Board of Directors.

     5.1 The business and affairs of the Corporation are managed by or under the direction of a Board of Directors. The ~~number of directors of the Corporation constituting the whole board are~~number of directors of the Corporation constituting the whole Board is fixed in the manner provided in the by-laws. The election of directors need not be by ballot.

     5.2 At each annual meeting of the stockholders of the Corporation from and after the annual meeting of the stockholders to be held in 2006, each director standing for election shall be elected to hold office for a term expiring at the next annual meeting of stockholders, with such director to hold office until his or her successor is elected and qualified. ~~The directors are [insert language about no-classes of directors] divided into three classes, Class I, Class II and Class III. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders in 2001, 2002, and 2003, respectively. The number of directors are apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Starting in 2001, at each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.~~ Notwithstanding the foregoing, for any director who is an employee of the Corporation or any of its affiliates at the time of election to the Board it is a qualification for service as a director that such director remain so employed, so that the term of any such director automatically will terminate upon termination of such director's employment with the Corporation or such affiliate for any reason, unless the Board, by majority of the members of the Board of Directors, otherwise determines.

     ~~5.3 If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the board of directors of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.~~

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     5.3~~4 No~~ Any director ~~who is part of any class of directors~~ may be removed, with or without ~~except both for~~ cause ~~and~~but only with the affirmative vote of the~~:~~ holders of not less than 67% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

     5.4~~5~~ Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause ~~{~~(other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this ~~Amended and~~ Restated Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the members of the ~~board of directors~~Board of Directors, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the ~~class of~~ directors ~~of the director which such director replaced or the class of directors to which such director was appointed,~~ and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     5.5~~6~~ Notwithstanding the foregoing, in the event that the holders of any series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of a majority of the members of the ~~board of directors~~Board of Directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election ~~without regard to the classification of other directors~~ and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

     5.6~~7~~ Notwithstanding anything to the contrary contained in this ~~Amended and~~ Restated Certificate of Incorporation, the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors are required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article 5.

     6. Amendment of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the by laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors.

     7. Stockholder Meetings. No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this Article 7, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the President or by the Board of Directors pursuant to resolution adopted by a majority of the members of the Board of Directors. ~~Business transacted at any special meeting of stockholders are~~Business transacted at any special meeting of stockholders is confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything contained in this ~~Amended and~~ Restated Certificate of Incorporation to the contrary, any amendment to or deletion of this Article 7 shall require the affirmative vote of the holders of at least 67% of the voting power of all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

     8. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of

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law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors are eliminated or limited to the full extent authorized.

     9. Amendments. Subject to the provisions of this ~~Amended and~~ Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this ~~this~~ Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Restated Certificate of Incorporation are granted subject to this reservation.

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APPENDIX B

WATSON WYATT WORLDWIDE, INC.
2001 DEFERRED STOCK UNIT PLAN FOR SELECTED EMPLOYEES

Article 1 - General

     Section 1.1. Purposes.

         The purposes of the Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees (the “Plan”) are (a) to provide an incentive to certain highly qualified individuals to serve as Selected Employees (as defined below) of Watson Wyatt Worldwide, Inc. (“WWW”) and its Affiliates (together, the “Company”) and (b) to further align the interests of Selected Employees with the stockholders of WWW.

     Section 1.2. Definitions.

     For the purpose of the Plan, the following terms shall have the meanings indicated.

     (a) “Account” means the unfunded and unsecured journal entry account established on the books and records of WWW to record an Account Balance.

    (b) “Account Balance” means, the Deferred Stock Units credited to a Participant’s Account, as adjusted in accordance with Article 4 to reflect the addition of dividend equivalents and any changes in capitalization and as adjusted in accordance with Section 2.7.

    (c) “Affiliate” means any corporation, partnership, or other organization of which WWW owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

    (d) “Annual Meeting” means the Annual Meeting of Stockholders of WWW.

    (e) “Board of Directors” or “Board” shall mean the Board of Directors of WWW

    (f) “Business Day” shall mean any day on which the New York Stock Exchange is open for business.

    (g) “Change in Control” shall mean the occurrence of any of the following:

    (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company;

    (ii) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, as defined below) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or is subject to other conditions, directly or indirectly, of more than 50% of the total voting power of the voting stock of WWW, including by way of merger, consolidation or otherwise;

     (iii) satisfaction or waiver of all conditions precedent (including receipt of any approval by the stockholders of WWW) under any agreement or plan of merger, consolidation or reorganization involving WWW, if as a result of such merger, consolidation or reorganization the stockholders of WWW immediately before such transaction will not own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization; or

     (iv) during any period of two consecutive years, individuals who at the beginning of such period served on the Board of Directors (any such individual, an “Incumbent Director”) cease for any reason to constitute a majority of the Board of Directors; provided that any new director whose election to the Board or whose nomination for election to the Board was approved by a majority of the Incumbent Directors then in office shall be considered an "Incumbent Director" unless the director was elected or nominated for election to the Board of Directors to avoid or settle a threatened or actual proxy contest.

     (h) “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

     (i) “Committee” shall have the meaning provided in Section 7.1.

     (j) “Common Stock” means the Class A common stock, par value $.01 per share, of WWW.

     (k) “Company” means WWW and all of its Affiliates.

     (l) “Current Market Value” per share of Common Stock for any date means (i) if the Common Stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Common Stock is not listed on a national securities exchange or quotation system, the mean between the high bid and low offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) for such date, or (iii) if the Common Stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

     (m) “Deferred Stock Unit” or “Unit” means a unit representing WWW's obligation to deliver or issue to a Participant one share of Common Stock for each such unit in accordance with the terms of the Plan.

     (n) “Disability” means any physical or mental condition of a Selected Employee that in the opinion of the Committee renders the Selected Employee incapable of continuing to be an employee of the Company.

     (o) “Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

     (p) “Grant” means the crediting of units to a Participant’s Account pursuant to Section 2.1.

     (q) “Grant Date” shall mean the date that Deferred Stock Units are credited to a Participant’s Account pursuant to Section 2.1.

     (r) “Participant” means each Selected Employee to whom a Grant of Deferred Stock Units has been made under the Plan.

     (s) “Payment” means the distribution of Common Stock to a Participant in accordance with Sections 2.4 and 2.6(b), and it shall also include any Payment made pursuant to Article 6 or Section 7.4.

     (t) “Plan” means this Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees.

     (u) “Selected Employee” shall mean those highly compensated and/or highly qualified employees of the Company as are eligible to be selected by the Committee for awards under this Plan, as determined by the Committee from time to time.

     (v) “Unit Portion of the Bonus” means the portion of any Participant’s bonus that is to be allocated and paid by crediting Deferred Stock Units to the Participant’s Account, as determined or approved by the Committee, and done in accordance with Section 2.1.

     (w) “Units” has the meaning specified in the definition of “Deferred Stock Units”.

     (x) “Vested” means, with respect to a Deferred Stock Unit credited to a Participant’s Account, that such Unit is no longer subject to forfeiture in accordance with any notice given by the Company to the Participant at the time of the Grant, or any agreement between the Company and the Participant, in accordance with Section 2.2.

     (z) “WWW” has the meaning specified in Section 1.1.

     Section 1.3. Shares Subject to the Plan.

     (a) Reservation of Shares. The total number of shares of Common Stock that shall be reserved for issuance in payment of Deferred Stock Units under the Plan shall be [2,700,000*] subject to adjustment for changes in capitalization of WWW as provided in subparagraph (b) below. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock, issued shares held in or acquired for WWW's treasury or shares reacquired by WWW upon purchase in the open market.

     (b) Changes in Common Stock. If any change is made in the terms or provisions of the Common Stock then subject to the Plan (whether by reason of reorganization, merger, consolidation, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise), then the Committee may make appropriate adjustments to the maximum number of shares of Common Stock subject to and reserved under the Plan and to the Units allocated to Accounts as it in its sole discretion determines to be appropriate.

*Reflects 1,200,000 additional shares of Common Stock reserved and authorized by the Company's Board of Directors in September 2006.

Article 2 - Deferred Stock Units; Optional Deferral of Payment

       Section 2.1. Grants of Deferred Stock Units.

     The Committee shall select and/or approve the Selected Employees who shall be Participants in the Plan and shall authorize each Grant under the Plan by determining or approving the portion or amount of any bonus otherwise payable to any such Participant which shall equal the Unit Portion of the Bonus made to the Participant. Each Participant shall have an Account established in his or her name. In connection with any Grant, there shall be credited to the Participant’s Account as of the Grant Date, the number of Deferred Stock Units obtained by dividing the amount of the Unit Portion of the Bonus made to the Participant by the Current Market Value per share of Common Stock as of the Grant Date, and rounding the result upwards to the nearest whole Deferred Stock Unit. Upon a Grant being made in the name of a Participant, the Participant's rights with respect to the Unit Portion of the Bonus for the Participant shall consist solely of any benefits provided pursuant to the Plan.

     Section 2.2. Vesting of Deferred Stock Units.

     The Company may provide, in a notice given by the Company to the Participant at the time of the Grant, or in an agreement between the Company and the Participant, a vesting schedule for the Deferred Stock Units being credited to the Participant’s Account, such that some or all of the Deferred Stock Units credited to the Participant’s Account shall be forfeited if the Participant does not continue in employment with the Company until the vesting of such Units as specified in such notice or agreement.

     Section 2.3. Termination of Employment.

     Notwithstanding any provision herein to the contrary, in the event that a Participant’s employment is terminated before any (or all) of his or her Deferred Stock Units have become Vested, as provided in the notice or agreement described in Section 2.2, then all such Deferred Stock Units in the Participant’s Account which are not then Vested (including any Units attributable to such Units pursuant to Section 4.1, as determined by the Company) shall be forfeited, and no amount or Common Stock shall be payable with respect to such Units under any provision of this Plan, including any provision of this Article 2.

     Section 2.4. Payment of Shares on Account of Deferred Stock Units.

     Unless deferred at the option of the Participant in accordance with Section 2.5(a), or if otherwise modified pursuant to the provisions of this Plan, the Account Balance with respect to a particular Grant will become payable on the date that the Units become Vested in accordance with Section 2.2, and one share of Common Stock will be delivered in full satisfaction of each Deferred Stock Unit to be paid, after rounding any fractional Deferred Stock Unit upwards to the nearest whole share.

     Section 2.5. Optional Deferral of Payment of Shares.

     (a) Optional Deferral of Payment. As to each Grant, the Committee may allow a Participant the option to defer the payment of all or a portion of any Deferred Stock Units for later payment in accordance with Section 2.6 by submitting to the Committee or its designee such forms as the Committee shall prescribe by such date as the Committee may establish.

     (b) Irrevocability of Deferral Election. Except as provided in Section 2.5(c), an election to defer the payment of all or a portion of a Participant’s Account Balance made pursuant to Section 2.5(a) shall be irrevocable once submitted to the Committee or his or her designee.

     (c) Rescission of Deferral Election Caused by an Adverse Tax Determination. A deferral election may be rescinded at any time if:

               (i) a final determination is made by a court or other governmental body of competent jurisdiction that the election was ineffective to defer income for purposes of U.S. Federal, state, local or foreign income taxation and the time for appeal from this determination has expired, and

               (ii) the Committee, in its sole discretion, decides, upon the Participant’s request and upon evidence of the occurrence of the events described in clause (i) hereof that it finds persuasive, to rescind the election.

     Upon such rescission, the relevant Account Balance will be paid to the Participant as soon as practicable as provided herein.

     Section 2.6 Payment of Shares Optionally Deferred.

     (a) Deferral Election. If a Participant elects, then his or her Account Balance will be paid by the Company, at the time elected by the Participant in accordance with this Section 2.6. The Account Balance shall be paid in a lump sum at the time specified in this Section 2.6 or, if authorized by the Committee and elected by the Participant on the deferral election form, in annual payments over a period of years. If the Account Balance is to be paid in annual payments, then each payment will be calculated as a number of Deferred Stock Units equal to (i) the number determined by dividing the number of Units allocated to the Participant's Account as of the date of the first payment by the total number of annual payments, plus (ii) the number of any additional Units allocated pursuant to Section 4.1 after the date of the first payment to the Units then payable. The election shall specify the timing of the lump sum payment or (in the case of annual payments) of the first payment, as one of the following: (i) the first day of the month following the month that the Participant’s employment with the Company is terminated or that the Participant dies; (ii) the first day of the month which is any number of whole years selected by the Participant after the date on which the Participant’s Deferred Stock Units become Vested (i.e., without taking into account the possibility of a Participant’s termination of employment, death or Disability); or (iii) in any month in the calendar year following the date on which the Participant's employment with the Company is terminated.

     (b) Form of Payment. One share of Common Stock will be delivered in full satisfaction of each Deferred Stock Unit to be paid, after rounding any fractional Deferred Stock Unit upwards to the nearest whole share.

     (c) Death Prior to Payment. If the Participant dies prior to payment of any or all amounts optionally deferred pursuant to this Section 2.6, then the Account Balance will be paid to the Participant’s beneficiary in accordance with the Participant’s election.

     Section 2.7. Debiting of Deferred Stock Account.

     If and when shares of Common Stock are distributed to a Participant, the Participant’s Account shall be debited with the number of Units equivalent to the number of shares of Common Stock that have been distributed.

Article 3 - Beneficiary; Tax

     3.1. Beneficiary.

     (a) Designation of Beneficiary. The Participant may designate, in writing delivered to the Committee or its designee before the Participant’s death, a beneficiary to receive payments under the Plan in the event of the Participant’s death. The Participant may also designate a contingent beneficiary to receive payments under the Plan if the primary beneficiary does not survive the Participant. The Participant may designate more than one person as the Participant’s beneficiary or contingent beneficiary, in which case (i) no contingent beneficiary would receive any payment unless all of the primary beneficiaries predeceased the Participant, and (ii) the surviving beneficiaries in any class shall share in any payments in proportion to the percentages of interest assigned to them by the Participant relative to the percentage of interests held by all survivors in that class.

     (b) Change in Beneficiary. The Participant may change his or her beneficiary or contingent beneficiary (without the consent of any prior beneficiary) in a writing delivered to the Committee or its designee before the Participant’s death. Unless the Participant states otherwise in such writing, any change in beneficiary or contingent beneficiary will automatically revoke such prior designations of the Participant’s beneficiary or of the Participant’s contingent beneficiary, as the case may be, under this Plan only; any designations under other deferral agreements or plans of the Company will remain unaffected.

     (c) Default Beneficiary. In the event a Participant does not designate a beneficiary, or no designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s surviving spouse, if the Participant is married at the time of his or her death and not subject to a court-approved agreement or court decree of separation, or otherwise the person or persons designated to receive benefits on account of the Participant’s death under the Company's pre-retirement death benefit for Selected Employees, if any, unless the rights to such benefit have been assigned, in which case any amounts payable to the Participant’s beneficiary under the Plan will be paid to the Participant’s estate.

     (d) If the Beneficiary Dies During Payment. If a beneficiary who is receiving or is entitled to receive payments hereunder dies after the Participant’s death but before all the payments have been made, the portion of the Account Balance which that beneficiary otherwise would have received will be paid as soon as practicable in a single payment to such beneficiary’s estate and not to any contingent beneficiary the Participant may have designated.

     Section 3.2. Domestic Relations Orders.

     Notwithstanding the Participant’s elections hereunder, at the time any Units become payable under Sections 2.4 and 2.6, the Company will pay to, or to the Participant for the benefit of, the Participant’s spouse or former spouse the portion of the Participant’s Account Balance specified in a valid court order entered in a domestic relations proceeding involving the Participant’s divorce or legal separation. Any such payment will be made net of any amounts the Company may be required to withhold under applicable U.S. federal, foreign, state or local law.

     Section 3.3. Payment of Cash Where Distribution of Common Stock is Prohibited or Impractical Under Applicable Law.

     Notwithstanding any other provision of this Plan, in any jurisdiction or country where the Committee determines that the distribution of Common Stock in such jurisdiction or country is prohibited or impractical (including as a result of costs or administrative procedures) under the law of such jurisdiction or country, the Company may pay cash (rather than Common Stock) to a Participant in an amount equal to the Current Market Value, as of the date the shares otherwise would have been payable, of the Common Stock that the Participant otherwise would have received.

     Section 3.4. Withholding of Taxes

     Whenever under the Plan payments are to be made, whether in shares of stock or in cash, the Company, in its sole discretion, shall be entitled to withhold therefrom the amount it determines necessary to satisfy any United States federal, state, local, foreign or other withholding tax requirements relating to such amount, or to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due the amount necessary to satisfy all federal, state, local, foreign, or other withholding tax requirements relating thereto. At the option of the Company, such amount may be remitted by check payable to the Company, in shares of Common Stock (which may include shares received pursuant to this Plan), by the Company's withholding of shares of Common Stock, or any combination thereof.

Article 4 - Adjustment of Accounts

     Section 4.1. Dividend Equivalents.

     Whenever a cash dividend is paid on a share of Common Stock, a Participant’s Account will be adjusted by adding to the Account Balance the number of Deferred Stock Units determined by multiplying the per share amount of the cash dividend by the number of Units credited to the Account Balance on the record date for the cash dividend, dividing the result by the Current Market Value of a share of Common Stock on the date the cash dividend is paid, and rounding the result to the nearest 1/100th of a Deferred Stock Unit as the case may be (with .005 being rounded upwards); provided that, if a Participant’s Account Balance is reduced to zero in accordance with the Plan between the record date and the payment date for such cash dividend, then, in lieu of such adjustment to the Participant’s Account, the dividend equivalent amount with respect to such record date will be determined by multiplying the per share amount of the cash dividend by the portion of the Participant’s Account Balance that is payable on the record date for the cash dividend and rounding the result to the nearest whole cent, which amount shall be paid to the Participant in cash. Any adjustment with respect to a Participant’s Account pursuant to this Section 4.1 which is made with respect to any Deferred Stock Units which are not then Vested shall become Vested at the same time as such Deferred Stock Units.

     Section 4.2. Changes in Capitalization.

     Notwithstanding any other provision of the Plan to the contrary, if any change shall occur in or affect shares of Common Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or distribution to holders of shares of Common Stock (other than cash dividends), including, without limitation, a merger or other reorganization event in which the shares of Common Stock cease to exist, then the Committee may make an appropriate adjustment to the Deferred Stock Units, as it determines necessary to maintain the proportionate interest of the Participants and to preserve, without increasing, the value of their Account Balance. In the event of a change in the presently authorized shares of Common Stock that is limited to a change in the designation thereof or a change of authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be shares of Common Stock within the meaning of the Plan.

Article 5 - Status of Accounts

     Section 5.1. No Trust or Fund Created; General Creditor Status.

     Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant, the Participant’s beneficiary or estate, or any other person. Title to and beneficial ownership of any Common Stock or funds represented by the Account Balance will at all times remain with the Company; such Common Stock or funds will continue for all purposes to be a part of the general assets of the Company and may be used for any corporate purpose. No person will, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company. TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM THE COMPANY UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF THE COMPANY.

     Section 5.2. Non-Assignability.

     The Participant’s right, or the right of any other person, to the Participant’s Account Balance or any other benefits hereunder cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.

Article 6 - Change in Control

     In the event of a Change in Control of the Company, the Committee may, in its sole discretion, provide that any or none of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

     (i) accelerate the Vesting of Deferred Stock Units, or provide for the Payment of Stock or cash pursuant to this Plan;

     (ii) make adjustments or modifications to any award of Units, Participant’s Account or election with respect to an Account, any Payment or right to Payment, or any other right of a Participant hereunder, as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control.

     Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

Article 7 - Administration of the Plan

     Section 7.1. Administration.

     The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of two or more directors who are “non-employee directors,” within the meaning of Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Code. Any vacancy on the Committee, whether due to action of the Board of Directors or due to any other cause, may be filled, and shall be filled if required to maintain a Committee of at least two such persons, by resolution adopted by the Board of Directors.

     Section 7.2. Procedures.

     (a) The Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the administration of the Plan. A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

     (b) Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Committee may delegate, to any executive or other delegate of the Company, the following authority:

     (i) to construe and interpret the terms of the Plan;

     (ii) to prescribe, amend and rescind rules and regulations relating to the Plan; and

     (iii) to make all other determinations deemed necessary or advisable for administering the Plan.

     Section 7.3. Interpretation.

     The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement or notice made or provided under this Plan, to administer the Plan in all jurisdictions in which this Plan is effective or where there are Participants who are participating in this Plan, to determine how and as of what date any currencies other than United States dollars will be converted into United States Dollars, and to determine any and all questions arising under the Plan. The Committee's decisions shall be final and binding on all Participants in or other persons claiming under the Plan.

     Section 7.4. Payments on Behalf of an Incompetent.

     If the Committee finds that any person who is at the time entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the Account Balance may be made to anyone found by the Committee to be the authorized representative of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Committee determines. Such payment will be a complete discharge of the liabilities of the Company hereunder with respect to the amounts so paid.

     Section 7.5. Corporate Books and Records Controlling.

     The books and records of the Company will be controlling in the event a question arises hereunder concerning any Account Balance, deferral elections, beneficiary designations, or any other matters.

     Section 7.6. Indemnity.

     No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

Article 8 - Miscellaneous Provisions

     8.1. Litigation.

     The Company shall have the right to contest, at its expense, any ruling or decision, administrative or judicial, on an issue that is related to the Plan and that the Committee believes to be important to Participants, and to conduct any such contest or any litigation arising therefrom to a final decision.

     8.2. Headings Are Not Controlling.

     The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

     Section 8.3. Right to Terminate Employment.

     Nothing in this Plan or in any notice or agreement evidencing any Grant under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or affect the right of the Company to terminate the Participant's employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company.

     Section 8.4. Transfer; Leave of Absence.

     For purposes of this Plan, neither (i) a transfer of an employee from WWW to an Affiliate, or vice versa, or from one Affiliate of the Company to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.

     Section 8.5. Governmental Regulation.

     The Company’s obligation to deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization and issuance of such stock. In this regard, the Board of Directors may, in its discretion, require as a condition to the issuance of any shares pursuant to this Plan that a registration statement under the Securities Act of 1933, as amended, with respect to such shares be effective.

     Section 8.6. Governing Law.

     To the extent not preempted by applicable U.S. Federal law, this Plan will be construed in accordance with and governed by the laws of the State of Delaware, USA, as to all matters, including, but not limited to, matters of validity, construction and performance.

     Section 8.7. Amendment and Termination.

     The Board of Directors, or, if permitted pursuant to Rule 16b-3 under the Exchange Act, the executive committee of the Board, if applicable, may amend or terminate this Plan at any time, provided that (i) no amendment or termination may be made that would adversely affect the right of a Participant to his or her Account Balance as of the date of such amendment or termination, and (ii) unless approved by WWW's stockholders, no such amendment may materially increase the number of shares that may be issued under the Plan.

Article 9 - Effective Date

     The Plan shall be effective as of January 1, 2002, subject to approval by the stockholders of WWW.

APPENDIX C

Audit Committee Charter

(Includes changes approved through September 2006)

This charter governs the operations of the audit committee.

Purpose

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (i) the integrity of the Company’s financial statements; (ii) the financial reporting process; (iii) the systems of internal accounting and financial controls; (iv) the performance of the Company’s internal audit function and independent auditors; (v) the independent auditors’ qualifications and independence; and (vi) the Company’s compliance with ethics policies and legal and regulatory requirements.

In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company, and to report regularly to the board of directors.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties and shall receive appropriate funding from the Company, as determined by the committee, for payment of compensation to any such advisors.

Committee Membership

The committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. The committee members shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the New York Stock Exchange listing standards. All committee members shall be financially literate, (or shall become financially literate within a reasonable period after his or her appointment to the committee) and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations. No member of the committee may serve on the audit committee of more than three public companies, including the Company, unless the board of directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Committee.

Committee Meetings

The audit committee shall meet at least four times annually. The committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditors any audit problems or difficulties and management’s response.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The audit committee shall recommend to the Board whether the audited financial statements should be included in the Annual Report.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

A.	Supervision of the Independent Auditor

1.	The committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting.

2.	The committee shall review and approve the terms of the independent auditor’s retention, engagement and scope of the annual audit, and pre-approve any permitted audit-related and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

3.	The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

4.	At least annually, the committee shall obtain and review a report by the independent auditors describing:

  The firm’s internal quality control procedures;

  Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight

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  Board), within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

  All relationships between the independent auditors and the Company (to assess the auditors’ independence).

5.	In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet applicable SEC regulations.

B.	Oversee Internal Audit, Internal Controls and Risk Management

1.	The committee shall discuss with the internal auditors and the independent auditors the overall scope and plan for their respective audits, including the adequacy of staffing and compensation.

2.	The committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct). The committee’s risk oversight responsibility will be a shared responsibility with the Risk Management Committee of the board.

3.	The committee shall receive regular reports from the independent auditors on the critical accounting policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, and other matters required by SEC rules

4.	The committee shall review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

5.	The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

C.	Oversee Financial Reporting

1.	The committee shall review and discuss with management and the independent auditor the adequacy of the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Report on Form 10-Q.

2.	The committee shall review and discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro-forma or adjusted non-GAAP information, as well as the Company’s critical accounting policies and practices with respect to financial information and earnings guidance provided to analysts and rating agencies.

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3.	The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

4.	The committee shall review and discuss with management and the independent auditors the adequacy of the audited financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

5.	The committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

D.	Oversee Legal and Ethical Compliance

1.	The committee shall review any legal and regulatory matters that may be expected to have a material impact on the Company’s financial statements.

2.	The committee shall maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	The committee shall consider any requests for waivers under the Company’s Codes of Business Conduct and Ethics applicable for directors, principal executive officer, principal financial officer, executive officers and other senior management.

4.	The committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

E.	Report and Self-Evaluation

1.	The committee shall report to the Board periodically on the committee’s findings and recommendations including any issues that arise with respect to the quality or integrity of: (i) the Company’s financial statements; (ii) the performance and independence of the independent auditors; (iii) the performance of the internal audit function and; (iv) the Company’s compliance with ethical policies and legal and regulatory requirements.

2.	The committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

3.	The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

4.	The committee shall review and assess this Charter annually, and recommend to the Board amendments, as the Committee deems appropriate.

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